                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                  APPNET, INC.

                                APPNET/EDC, INC.

                              EDGAR DUNN & COMPANY

                                       AND

                         THE STOCKHOLDERS NAMED THEREIN


                        MADE EFFECTIVE AS OF MAY 16, 2000

                                TABLE OF CONTENTS

                                                                                       PAGE
1.   PLAN OF REORGANIZATION.............................................................1
     1.1      The Merger................................................................1
     1.2      Conversion of Securities..................................................2
     1.3      Merger Consideration......................................................3
     1.4      Post-Closing Adjustment...................................................4
     1.5      Exchange of Certificates and Payment of Cash..............................5
     1.6      Stockholders' Representative..............................................6
     1.7      Accounting Terms..........................................................7
2.   CLOSING............................................................................7
     2.1      Location and Date.........................................................7
     2.2      Effect....................................................................7
3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.................7
     3.1      Due Organization..........................................................8
     3.2      Authorization; Validity...................................................8
     3.3      No Conflicts..............................................................9
     3.4      Capital Stock of the Company..............................................9
     3.5      Transactions in Capital Stock............................................10
     3.6      Subsidiaries, Stock, and Notes...........................................10
     3.7      Complete Copies of Materials.............................................10
     3.8      Absence of Claims Against Company........................................10
     3.9      Company Financial Conditions.............................................11
     3.10    Financial Statements......................................................11
     3.11    Liabilities and Obligations...............................................12
     3.12    Books and Records.........................................................13
     3.13    Bank Accounts; Powers of Attorney.........................................13
     3.14    Accounts Receivable.......................................................13
     3.15    Permits...................................................................13
     3.16    Property..................................................................14
     3.17    Intellectual Property.....................................................14
     3.18    Material Contracts........................................................17
     3.19    Government Contracts......................................................18
     3.20    Insurance.................................................................18
     3.21    Environmental and Safety Matters..........................................19
     3.22    Employment Matters........................................................20
     3.23    Taxes.....................................................................23
     3.24    Litigation................................................................25
     3.25    Compliance with Laws......................................................26
     3.26    Relations with Governments................................................26
     3.27    Adverse Changes...........................................................26
     3.28    Consultants; Subcontractors...............................................26
     3.29    Disclosure................................................................27


                                       i

     3.30    Accredited Investors; Investment Intent...................................27
     3.31    Unaccredited Investors; Investment Intent.................................28
     3.32    Predecessor Status; Etc...................................................30
     3.33    Continuity of Business Enterprise.........................................30
     3.34    Location of Chief Executive Offices.......................................30
     3.35    Related Party Transactions................................................30
     3.36    Compliance with Immigration Laws..........................................30
4.   REPRESENTATIONS OF APPNET AND NEWCO...............................................31
     4.1      Due Organization.........................................................31
     4.2      Authorization; Validity of Obligations...................................31
     4.3      No Conflicts.............................................................31
     4.4      Capitalization and Stock Ownership.......................................32
5.   COVENANTS.........................................................................32
     5.1      Tax Matters..............................................................32
     5.2      Accounts Receivable......................................................33
     5.3      Employee Benefit Plans...................................................33
     5.4      Related Party Agreements.................................................34
     5.5      Cooperation..............................................................34
     5.6      Access to Information; Confidentiality; Public Disclosure................34
     5.7      Conduct of Business Pending Closing......................................35
     5.8      Prohibited Activities....................................................36
     5.9      Exclusivity..............................................................38
     5.10    Notification of Certain Matters...........................................38
     5.11    Notice to Bargaining Agents...............................................38
     5.12    Sales of AppNet Common Stock..............................................39
     5.13    Stock Options.............................................................46
     5.14    Change of Control.........................................................46
6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF APPNET AND NEWCO...........................46
     6.1      Representations and Warranties; Performance of Obligations...............46
     6.2      No Litigation............................................................47
     6.3      No Material Adverse Change...............................................47
     6.4      Consents and Approvals...................................................47
     6.5      Opinion of Counsel.......................................................47
     6.6      Charter Documents........................................................47
     6.7      Lender Approval..........................................................47
     6.8      Due Diligence Review.....................................................48
     6.9      Delivery of Closing Financial Certificate................................48
     6.10    FIRPTA Compliance.........................................................48
     6.11    Lock-Up Agreement.........................................................49
     6.12    No Dissenting Shares......................................................49
     6.13    Unanimous Approval and Execution by Stockholders..........................49
     6.14    Pledge Agreement..........................................................49
     6.15    Purchaser Representative..................................................49
7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS  AND THE COMPANY..........49
     7.1      Representations and Warranties; Performance of Obligations...............49

                                       ii


     7.2      No Litigation............................................................49
     7.3      Consents and Approvals...................................................50
     7.4      Pledge Agreement.........................................................50
     7.5      Opinion of Counsel.......................................................50
     7.6      Authorization of Issuance of Options.....................................50
8.   INDEMNIFICATION...................................................................50
     8.1      General Indemnification..................................................50
     8.2      Limitation and Expiration................................................52
     8.3      Indemnification Procedures...............................................52
     8.4      Survival of Representations Warranties and Covenants.....................54
     8.5      Remedies Cumulative......................................................54
     8.6      Right to Set Off.........................................................54
9.   EMPLOYMENT, CONFIDENTIALITY, NON-COMPETITION AND NONSOLICITATION..................55
     9.1      Employment...............................................................55
     9.2      Confidentiality..........................................................55
     9.3      Noncompetition and Nonsolicitation.......................................56
     9.4      Severability; Reformation................................................58
     9.5      Additional Acknowledgements..............................................58
     9.6      Independent Covenants....................................................58
     9.7      Materiality..............................................................59
10.  STOCKHOLDER APPROVAL..............................................................59
11.  GENERAL...........................................................................59
     11.1    Termination...............................................................59
     11.2    Effect of Termination.....................................................60
     11.3    Successors and Assigns....................................................60
     11.4    Entire Agreement; Amendment; Waiver.......................................60
     11.5    Counterparts..............................................................61
     11.6    Brokers and Agents........................................................61
     11.7    Expenses..................................................................61
     11.8    Specific Performance; Remedies............................................61
     11.9    Notices...................................................................61
     11.10   Governing Law.............................................................62
     11.11   Severability..............................................................63
     11.12   Absence of Third Party Beneficiary Rights.................................63
     11.13   Mutual Drafting; Construction.............................................63
     11.14   Further Representations...................................................63

                                    EXHIBITS


Exhibit A         Form of Pledge Agreement

Exhibit B         Form of Shareholder's Questionnaire

Exhibit C         Form of Confidential Investor Questionnaire

Exhibit D         Form of Lock-Up Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into this 16th day of May, 2000, by and among (i) APPNET, INC., a Delaware corporation ("AppNet"), (ii) APPNET/EDC, INC., a Delaware corporation and a newly-formed, wholly-owned subsidiary of AppNet ("Newco"), (iii) EDGAR, DUNN & COMPANY, a Delaware corporation (the "Company" or "EDC"), and (iv) the persons whose names are listed under the heading "Stockholders" on the signature page of this Agreement (each a "Stockholder" and collectively, the "Stockholders").

                                   BACKGROUND

     A. The respective Boards of Directors of Newco and the Company (which together are sometimes referred to as the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the Company merge with and into Newco (the "Merger") pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware.

     B. The Boards of Directors of each of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


1.   PLAN OF REORGANIZATION

     1.1. THE MERGER.

          (a) THE MERGER. At the Effective Time (as defined in Section 2.2), the Company shall be merged with and into Newco pursuant to the terms of this Agreement, and the separate corporate existence of the Company shall cease. Newco, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation."

          (b) EFFECTS OF THE MERGER. The Merger shall have the effects provided therefor under the Delaware General Corporation Law (the "DGCL"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to the Company or Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation, as they were of the Company and Newco, and (ii) all debts, liabilities, duties and obligations of the Company and Newco, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Corporation and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Company and Newco and neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and may be enforced against the Surviving Corporation.

          (c) CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Certificate of Incorporation of Newco from and after the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the DGCL. The Bylaws of Newco from and after the Effective Time shall be the Bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with their terms and the Certificate of Incorporation of Newco and as provided by the DGCL. The initial director of the Surviving Corporation shall be Ken Bajaj, until his successor is elected and qualified, and the initial officers of the Surviving Corporation shall be the officers of Newco immediately prior to the Effective Time.

     1.2. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of AppNet, Newco, the Company or any Stockholder, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

          (a) CAPITAL STOCK OF NEWCO. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid and non-assessable common stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (b) CANCELLATION OF CERTAIN SHARES OF CAPITAL STOCK OF THE COMPANY. All shares of capital stock of the Company that are owned directly or indirectly by the Company shall be canceled and no stock of AppNet or other consideration shall be delivered in exchange therefor.

          (c) CONVERSION OF CAPITAL STOCK OF THE COMPANY. Subject to Sections 1.2(d), 1.3 and 1.4, each issued and outstanding share of common stock of the Company, $0.01 par value per share ("Company Common Stock") (other than shares to be canceled pursuant to Section 1.2(b)), that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive that share of Cash Consideration and Stock Consideration (each as defined in Section 1.3) computed by dividing each such item of the Merger Consideration (as defined in Section 1.3) by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the ratable share of the Merger Consideration (as defined in Section 1.3) upon the surrender of such certificate in accordance with Section 1.5.

          (d) FRACTIONAL SHARES. No fractional shares of AppNet common stock, $0.0005 par value ("AppNet Common Stock"), shall be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of AppNet Common Stock shall receive from AppNet an amount of cash equal to the product obtained by multiplying (i) the greater of (A) the Guaranteed Share Price (as defined in Section 5.12(c)) or (B) the Closing Price (as defined in Section 5.12(c) on the last trading day prior to the Closing Date by (ii) the fraction of a share of AppNet Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Stockholder shall be aggregated, so that no Stockholder shall receive cash in an amount greater than the value of one full share of AppNet Common Stock based on the Closing Price.

     1.3. MERGER CONSIDERATION.

          (a) For purposes of this Agreement, the "Merger Consideration" shall consist of the following categories (as adjusted pursuant to this Sections 1.3 and 1.4): (i) Three Million Dollars ($3,000,000) shall be paid in cash at Closing in immediately available funds (the "Cash Consideration"); (ii) one hundred fifty thousand (150,000) shares of AppNet Common Stock (the "Guaranteed Shares") shall be delivered at the Closing to the Stockholders' Representative (as defined in Section 1.6), subject to the terms and conditions set forth in Sections 1.3(c), 1.3(d) and 5.12(c) hereof; (iii) four hundred and thirteen thousand (413,000) shares of AppNet Common Stock (the "Additional Shares") shall be delivered at the Closing to the Stockholders' Representative; and (iv) eighty-seven thousand (87,000) shares of AppNet Common Stock shall be pledged to and held by AppNet (the "Pledged Shares") pursuant to that certain Pledge Agreement attached hereto as Exhibit A and made a part hereof (the "Pledge Agreement"). The Guaranteed Shares, the Additional Shares and the Pledged Shares are collectively referred to as the "Stock Consideration."

          (b) The Merger Consideration has been calculated based upon several factors including the assumptions that (i) the net worth of the Company, calculated in accordance with generally accepted accounting principles ("GAAP") consistently applied, is equal to or greater than One Million Dollars ($1,000,000) (the "Net Worth Target") as of the Closing Date; (ii) the sales of the Company, net of bad debt expense, for the Company's fiscal year ended December 31, 1999 shall have been no less than Nine Million Five Hundred Thousand Dollars ($9,500,000) (the "Sales Target"); (iii) the Company's earnings before interest and taxes, after adding back any profit sharing and other compensation expenses, for its fiscal year ended December 31, 1999 shall have been no less than One Million Six Hundred Thousand Dollars ($1,600,000) (the "EBIT Target") and (iv) Certified Closing Debt (as defined in Section 6.9(e)) of zero (subject to adjustment as provided in Section 6.9(e)). The portion of the Merger Consideration payable to each of the Stockholders is set forth next to such Stockholder's name as listed in SCHEDULE 1.3(B) attached hereto.

          (c) If on the Closing Financial Certificate (as defined in Section 6.9), the Certified Closing Net Worth (as defined in Section 6.9) is less than the Net Worth Target the

Merger Consideration to be delivered to the Stockholders may, at AppNet's election, be reduced either at the Closing, or after completion of the Post-Closing Review (as defined in Section 1.4), by the difference between the Net Worth Target and the Certified Closing Net Worth set forth on the Closing Financial Certificate, which reduction, if taken at the Closing, shall be from the total number of Guaranteed Shares, based on a deemed value of Forty Dollars ($40) per Guaranteed Share. In addition, if the Certified Closing Debt is not zero as of the Closing Date and AppNet, in its sole discretion, waives the condition set forth in Section 6.9(e) and elects to assume, allow the Company to retain, or pay the Certified Closing Debt, AppNet can reduce the value paid in Guaranteed Shares, based on a deemed value of Forty Dollars ($40) per Guaranteed Share, up to the difference between (i) the full amount of the Certified Closing Debt and (ii) the amount by which the Certified Closing Net Worth exceeds the Net Worth Target. Notwithstanding anything to the contrary contained in this Agreement, the adjustments set forth in the previous sentence shall not preclude AppNet from exercising any and all of its available remedies (judicial or otherwise) in the event that AppNet incurs liability, loss or damage due to the Company's failure to meet the Net Worth Target or other financial conditions set forth in Section 3.9 of this Agreement.

          (d) Any costs, expenses and disbursements of the Stockholders pursuant to Sections 11.6 and 11.7 hereof which remain unpaid at the Closing shall be paid by AppNet on behalf of the Stockholders, and the aggregate amount of such costs, expenses and disbursements shall be deducted from the value of the Guaranteed Shares otherwise payable by AppNet, based on a deemed value of Forty Dollars ($40) per Guaranteed Share.

     1.4. POST-CLOSING ADJUSTMENT.

          (a) The Merger Consideration shall be subject to adjustment after the Closing Date as specified in this Section 1.4.

          (b) Within one hundred twenty (120) days following the Effective Time, AppNet shall cause Arthur Andersen LLP ("AppNet's Accountant") to review the Surviving Company's books to determine the accuracy of the information set forth on the Closing Financial Certificate (the "Post-Closing Review"). The parties acknowledge and agree that for purposes of determining the net worth of the Company as of the Closing Date, the value of the assets of the Company shall, except with the prior written consent of AppNet, be calculated as provided in the last paragraph of Section 6.9. The Stockholders shall cooperate and shall use their reasonable efforts to cause the officers and employees of the Company to cooperate with AppNet and AppNet's Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to AppNet's Accountant to facilitate the completion of the Post-Closing Review within the aforementioned time period. In the event that AppNet's Accountant determines that the actual net worth of the Company as of the Closing Date (the "Actual Net Worth") was less than the Certified Closing Net Worth, AppNet shall deliver a written notice (the "Financial Adjustment Notice") to the Stockholders' Representative setting forth (i) the determination made by AppNet's Accountant of the actual Company net worth (the "Actual Company Net Worth"), (ii) the amount of the Merger Consideration that would have been payable at Closing pursuant to Section 1.3(c) had the Actual Company Net Worth been reflected on the Closing Financial Certificate, and (iii) the amount by which the Merger Consideration would have been reduced at

Closing had the Actual Company Net Worth been used in the calculations pursuant to Section 1.3(c) (the "Merger Consideration Adjustment"). The Merger Consideration Adjustment shall take account of the reduction, if any, to the Merger Consideration already taken pursuant to Section 1.3(c).

          (c) The Stockholders' Representative shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify AppNet if the Stockholders dispute such Financial Adjustment Notice. If AppNet has not received notice of such a dispute within such 30-day period, AppNet shall be entitled to receive the Merger Consideration Adjustment from the Stockholders. If, however, the Stockholders' Representative has delivered notice of such a dispute to AppNet within such thirty (30) day period, then AppNet's Accountant shall select an independent accounting firm that has not represented any of the parties hereto within the preceding two (2) years to review the Surviving Company's books, Closing Financial Certificate and Financial Adjustment Notice (and related information) to determine the amount, if any, of the Merger Consideration Adjustment. Such independent accounting firm shall be confirmed by the Stockholders' Representative and AppNet within five (5) days of its selection, unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to AppNet's Accountant in connection with the transactions contemplated hereby, or (ii) reviewed by AppNet's Accountant during the course of the Post-Closing Review. The independent accounting firm shall make its determination of the Merger Consideration Adjustment, if any, within thirty (30) days of its selection. The determination of the independent accounting firm shall be final and binding on the parties hereto, and upon such determination, AppNet shall be entitled to receive from the Stockholders the Merger Consideration Adjustment determined by such independent accounting firm. Any amounts payable by the Stockholders pursuant to this Section 1.4 may be collected by AppNet by offset against the Pledged Shares in the manner specified in the Pledge Agreement. The costs of the independent accounting firm shall be borne by the party (either AppNet or the Stockholders as a group) whose determination of the Company's net worth at Closing was further from the determination of the independent accounting firm, or equally by AppNet and the Stockholders in the event that the determination by the independent accounting firm is equidistant between the Certified Closing Net Worth and the Actual Company Net Worth.

     1.5. EXCHANGE OF CERTIFICATES AND PAYMENT OF CASH.

          (a) APPNET TO PROVIDE CASH AND COMMON STOCK. In exchange for the outstanding shares of capital stock of the Company, AppNet shall cause to be made available to the Stockholders, the Merger Consideration, as adjusted pursuant to Section 1.3 and Section 1.4. The certificates evidencing the AppNet Common Stock comprising the Merger Consideration shall bear appropriate legends pursuant to the terms of this Agreement and the Lock-Up Agreement (as defined in Section 6.11), to the extent applicable, and AppNet shall be entitled to issue appropriate stop transfer instructions to its transfer agent consistent with the terms of this Agreement and the Lock-Up Agreement to the extent applicable.

          (b) CERTIFICATE DELIVERY REQUIREMENTS. At the Effective Time, the Stockholders shall deliver to AppNet the certificates (the "Certificates") representing Company

Common Stock, duly endorsed in blank by the Stockholders, or accompanied by blank stock powers duly executed by the Stockholders and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled. The Stockholders shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates. The Certificates so delivered shall forthwith be canceled. Until delivered as contemplated by this Section 1.5(b), each Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender the Merger Consideration as provided by this Section 1.

          (c) NO FURTHER OWNERSHIP RIGHTS IN CAPITAL STOCK OF THE COMPANY. All Merger Consideration to be delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and following the Effective Time, the Certificates shall have no further rights to, or ownership in, shares of capital stock of the Company. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.5.

          (d) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, AppNet shall cause payment of the Merger Consideration to be made in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof; PROVIDED, HOWEVER, that AppNet may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute in favor of AppNet an indemnity against any claim that may be made against AppNet or the Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

          (e) NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.5, none of the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.6. STOCKHOLDERS' REPRESENTATIVE.

          (a) Each holder of Company Common Stock, by signing this Agreement, designates David Poe and in the event that he is unable or unwilling to serve, Geoffrey Griffin to be the Stockholders' representative (the "Stockholders' Representative") for purposes of this Agreement. The Stockholders shall be bound by any and all actions taken by the Stockholders' Representative on their behalf.

          (b) AppNet and Newco shall be entitled to rely upon any communication or writings given or executed by the Stockholders' Representative. All notices, communications or writings to be sent to Stockholders pursuant to this Agreement may be addressed to the

Stockholders' Representative and any notice, communication or writing so sent shall be deemed notice to all of the Stockholders hereunder. The Stockholders hereby consent and agree that the Stockholders' Representative is authorized to accept deliveries, including any notice, on behalf of the Stockholders pursuant hereto.

          (c) The Stockholders' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholders' Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Stockholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by such Stockholder's death or any other event.

     1.7. ACCOUNTING TERMS. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.


2.   CLOSING

     2.1. LOCATION AND DATE. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Venable, Baetjer, Howard, and Civiletti, LLP, 1615 L Street, N.W., Suite 400, Washington, D.C. 20036, the first business day after all conditions to Closing shall have been satisfied or waived, or at such other time and date as AppNet, the Company and the Stockholders' Representative may mutually agree, which date shall be referred to as the "Closing Date."

     2.2. EFFECT. On the Closing Date, the articles of merger, certificate of merger, or other appropriate documents executed in accordance with the DGCL (the "Merger Documents"), together with any required officers' certificates, shall be filed with the Secretary of State of Delaware in accordance with the provisions of the DGCL. The Merger shall become effective upon such filings or at such later time as may be specified in such filings (the "Effective Time") and with respect to the date of the Effective Time, the "Effective Date".


3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

     To induce AppNet and Newco to enter into this Agreement and consummate the transactions contemplated hereby, each of the Company and the Stockholders, jointly and severally, make such representations and warranties to AppNet and Newco as are set forth in Sections 3.1 to 3.35 of this Agreement, PROVIDED HOWEVER, that (i) the Accredited Investors (as defined in Section 3.30(e)) do not make the representations and warranties set forth in Section 3.31, and each Accredited Investor makes the representations and warranties in 3.30 only as to himself, (ii) the Unaccredited Investors (as defined in Section 3.31(e)) do not make the representations and warranties set forth in Section 3.30 and each Unaccredited Investor makes the representations and warranties in 3.31 only as to himself, and (iii) each Stockholder makes the representations and warranties in Section 3.4(b) only as to himself. (For purposes of this Agreement, (i) EDC and its subsidiaries are collectively referred to as the "Companies", and each as a "Company", (ii) any reference to "Companies" includes a reference to each Company individually and (iii) the phrases "knowledge of the Companies" or the "Companies' knowledge," or words of similar import, mean the knowledge of the Stockholders and the directors and officers of the Companies, including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware.) The representations and warranties contained this Section 3 are made as of the date of the execution hereof by EDC and, pursuant to the terms of Section 6.1, shall be reaffirmed by EDC as of the Closing Date. The representations and warranties of the Stockholders pursuant to this Section 3 are made as of the date of their execution of the Agreement and as of the Closing Date.

     3.1. DUE ORGANIZATION. Each Company is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. SCHEDULE 3.L hereto contains a list of all jurisdictions in which each Company is authorized or qualified to do business. Each Company is in good standing as a foreign corporation in each jurisdiction in which it does business. EDC has delivered to AppNet true, complete and correct copies of the Certificate of Incorporation (or other charter document if applicable) and Bylaws of each Company. Such Certificate of Incorporation and Bylaws are collectively referred to as the "Charter Documents." No Company is in violation of its Charter Documents. The minute books of such Company have been made available to AppNet (and have been delivered, along with the Company's original stock ledger and corporate seal, to AppNet) and are correct and, except as set forth in SCHEDULE 3.1, complete in all material respects.

     3.2. AUTHORIZATION; VALIDITY. EDC has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. EDC has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. Each Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby. As of the date of execution hereof by EDC, the execution and delivery of this Agreement by EDC and the performance by EDC of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of EDC. As of the Closing Date, the execution and delivery of this Agreement by EDC and the performance by EDC of the transactions contemplated herein shall have been duly authorized by the Board of Directors of EDC and the Stockholders and this Agreement will have been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of EDC and, upon execution by each Stockholder, each Stockholder, enforceable in accordance with its terms.

     3.3. NO CONFLICTS. Except for the need to obtain the consents of the third parties ("Third Party Consents") as set forth on SCHEDULE 3.3, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

          (b) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the any of the Companies or any Stockholder is a party or by which any of the Companies or any Stockholder is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Companies' properties pursuant to (i) any law or regulation to which any of the Companies or any Stockholder or any of their respective property is subject, or (ii) any judgment, order or decree to which any of the Companies or any Stockholder is bound or any of their respective property is subject;

          (c) accelerate or permit the acceleration of the performance on the part of any of the Companies or Stockholders required by any of the terms of any agreement to which any of the Companies or Stockholders is a party or which affects the Companies;

          (d) be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default or acceleration;

          (e) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Companies; or

          (f) violate any law, order, judgment, rule, regulation, decree or ordinance to which any of the Companies or any Stockholder is subject or by which the Companies or any Stockholder is bound including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder.

     3.4. CAPITAL STOCK OF THE COMPANY.

          (a) The authorized capital stock of each Company is as set forth on
SCHEDULE 3.4. All of the issued and outstanding shares of the capital stock of each Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record by those persons and in the amounts set forth in SCHEDULE 3.4. All of the issued and outstanding shares of the capital stock of each Company were offered, issued, sold and delivered by such Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, no such share was issued in violation of any preemptive rights. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to any Company. No Company has granted any proxy or voting rights, or entered into any agreements or understandings with respect to the voting or the transfer of the capital stock of any Company, except for those to be terminated prior to the Closing, as described on SCHEDULE

3.4. No Company is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock. All of EDC's subsidiaries are wholly-owned by the Company.

          (b) Each Stockholder is the sole legal and beneficial holder of the issued and outstanding shares of capital stock of EDC, and each Stockholder owns such shares as are set forth opposite his name on SCHEDULE 3.4 free and clear of any Liens (as defined below), and no Stockholder has granted any proxies or voting rights, or entered into any other agreements or understandings with respect to the voting or transfer of the capital stock of any Company, except for those to be terminated prior to the Closing, as described on SCHEDULE 3.4. For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

     3.5. TRANSACTIONS IN CAPITAL STOCK. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Companies to issue, sell or otherwise become outstanding any shares of capital stock. The Companies have no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Merger, AppNet will be the record and beneficial owner of all outstanding capital stock of EDC and rights to acquire capital stock of EDC.

     3.6. SUBSIDIARIES, STOCK, AND NOTES. Except as set forth on SCHEDULE 3.6, the Companies have no debt, equity or other investment or interest in any person or any strategic alliance with any person. The Companies have no commitments to contribute to the capital of, make loans to or share losses of, any person.

     3.7. COMPLETE COPIES OF MATERIALS. The Companies have delivered to AppNet and Newco true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by AppNet.

     3.8. ABSENCE OF CLAIMS AGAINST COMPANY. No Stockholder has any claims against the Companies except for claims arising in the ordinary course of the Company's business for travel and other business expenses, credit card charges and expatriate indemnification arrangements, all of which (i) are reflected in the amounts set forth on the face of the Interim Balance Sheet, as defined in
Section 3.10 or (ii) are listed in SCHEDULE 3.8 (the "Ordinary Course Claims"). Other than such Ordinary Course Claims, each Stockholder hereby waives all claims or causes of action against the Company of any kind or nature whatsoever, whether known or unknown, including, but not limited to, any claims for severance pay against the Company. The Stockholders acknowledge that they shall no longer be entitled to any fringe benefits, such as tax returns prepared at the Surviving Corporation's expense, unless such fringe benefits are made available to all AppNet employees.

     3.9. COMPANY FINANCIAL CONDITIONS.

          (a) EDC's consolidated net worth (i) as of the end of its most recent fiscal year was not less than $1,000,000, and (ii) as of the Closing will not be less than the Net Worth Target.

          (b) EDC's consolidated sales for (i) its fiscal year ending December 31, 1999 were not less than $9,500,000, and (ii) the three-month period ending March, 31, 2000 will not be less than $2,500,000;

          (c) EDC's consolidated earnings before interest and taxes for (i) its fiscal year ending December 31, 1999 were not less than $1,600,000 (after adding back any profit sharing and other compensation expenses), and (ii) the three-month period ended March 31, 2000 will not be less than $375,000 (after adding back any profit sharing and other compensation expenses).

          (d) Except as set forth in SCHEDULE 3.9, as of the Closing Date, the Companies will have no outstanding long-term and short-term indebtedness to banks, the Stockholders, and other financial institutions and creditors as of the Closing (in each case including the current portions of such indebtedness, but excluding trade payables (other than investment banker fees) and other ordinary course accounts payable).

          (e) As of the Closing Date, all notes receivable from the Stockholders, other affiliates of the Company and employees of the Company shall have been repaid in full in accordance with their terms.

          (f) The Stockholders shall have purchased any personal use assets, such as automobiles, from the Companies at a purchase price equal to the greater of the net book value of such assets as of the Closing Date or the outstanding indebtedness secured by such assets.

          (g) On the Closing Date, there shall be no holders of options or other rights to purchase common stock of any Company.

For purposes of Section 3.9(a) and (c), calculation of amounts as of the Closing shall be made in accordance with the last paragraph of Section 6.9 .

     3.10. FINANCIAL STATEMENTS. SCHEDULE 3.10 includes (a) true, complete and correct copies of EDC's consolidated reviewed balance sheet as of December 31, 1999 (the end of its most recent completed fiscal year), and income statement for the year ended December 31, 1999 (collectively, the "Year End Financials") and (b) true, complete and correct copies of EDC's consolidated, unaudited balance sheet (the "Interim Balance Sheet") as of March 31, 2000 (the "Balance Sheet Date") and income statement, for the three-month period then ended (collectively, the "Interim Financials," and together with the Year End Financials, the "Company

Financial Statements"). If the Closing occurs after May 15, 2000, the Interim Balance Sheet will be as of April 30, 2000, which date shall be the Balance Sheet Date. Except as noted on the auditors' report accompanying the Year End Financials, the Company Financial Statements have been prepared in accordance with GAAP consistently applied, subject, in the case of the Interim Financials,
(i) to normal year-end audit adjustments, which individually or in the aggregate will not be material, (ii) the exceptions stated on SCHEDULE 3.10, and (iii) to the omission of footnote information. Each balance sheet included in the Company Financial Statements presents fairly the financial condition of the Companies as of the date indicated thereon, and each of the income statements included in the Company Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the Companies' accounting policies other than as requested by AppNet to conform the Companies' accounting policies to GAAP. There are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements except as set forth on SCHEDULE 3.10 and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto.

    3.11. LIABILITIES AND OBLIGATIONS.

          (a) The Companies are not liable for or subject to any liabilities except for:

              (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

              (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise;

              (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material; and

              (iv)  those liabilities set forth on Schedule 3.11(a)(iv).

          (b) The Companies have delivered to AppNet, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

          (c) SCHEDULE 3.11(C) includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Companies have made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Companies or the Surviving Corporation would require additional material expenditures of capital.

          (d) For purposes of this Section 3.11, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

     3.12. BOOKS AND RECORDS. The Companies have made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Companies. The Companies have not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

     3.13. BANK ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 3.13 sets forth a complete and accurate list of:

          (a) the name of each financial institution in which the Companies have any account or safe deposit box;

          (b) the names in which the accounts or boxes are held;

          (c) the type of account;

          (d) the name of each person authorized to draw thereon or have access thereto; and

          (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Companies and a description of the terms of such power.

     3.14. ACCOUNTS RECEIVABLE. The accounts receivable of the Companies arose in the ordinary course of business from bona fide transactions and are not subject to any setoff, counterclaim or defense other than as reflected in the applicable reserves on the Interim Balance Sheet. Subject to such reserves, the accounts receivable (both billed and unbilled) shall be fully collectible in accordance with their terms.

     3.15. PERMITS. The Companies own or hold all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and the Companies have not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of the Companies or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Companies have conducted and are conducting their businesses in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Companies, by any Permit.

    3.16. PROPERTY.

          (a) The Companies currently do not own any real property. SCHEDULE 3.16(a) sets forth an accurate and complete list of all leases of real property leased by the Companies (collectively, the "Facilities"). Except as otherwise disclosed on SCHEDULE 3.16(a), (i) there are no outstanding written or oral leases, rights to occupancy, or tenancies of any kind (including tenancies by sufferance and/or holdover tenancies arising under expired written or oral leases) covering or in any way affecting the Facilities or any part or parts thereof; (ii) no person other than the Companies have any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way, or otherwise) with respect to the Facilities or any part thereof; and (iii) there have been no improvements to, construction on, work done at, and/or services or material supplied to, the Facilities or any part or parts thereof for which payment in full has not been made and which might give rise to mechanic's liens or other lien rights with respect to the Facilities. All leases set forth on SCHEDULE 3.16(a) are in full force and effect and constitute valid and binding agreements of the Companies and, to the knowledge of the Companies and the Stockholders, the other parties thereto in accordance with their respective terms.

          (b) SCHEDULE 3.16(b) sets forth an accurate list of all personal property owned or leased by the Companies with a book value in excess of $5,000
(i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for equipment and also including an indication as to which assets are currently owned, or were formerly owned, by any current or former stockholders of the Companies or business or personal Affiliates (within the meaning of Rule 145 promulgated under the 1933 Act) of the Companies or any current or former stockholder of the Companies. All of the vehicles and other material machinery and equipment listed on SCHEDULE 3.16(b) are in good working order and condition, ordinary wear and tear excepted. All fixed assets with a value in excess of $5,000 used by the Companies that are material to the operation of the business, as it is presently being conducted, are either owned by the Companies or leased under an agreement listed on SCHEDULE 3.16(b).

          (c) Except as set forth on SCHEDULE 3.16(c), the Companies have good and marketable title to their owned assets, free and clear of any and all Encumbrances and defects in title. The Companies' assets, taken together, are adequate for the operation of the Companies' business as it is presently being conducted.

    3.17. INTELLECTUAL PROPERTY.

          (a) The Companies own or possess valid licenses to use all intellectual property rights that are used in the business of the Companies (the "Company Intellectual Property Rights"). SCHEDULE 3.17(a) lists all Company Intellectual Property Rights owned by the Companies. The filings in respect of all such registrations and applications are in good standing, are held solely in the name of the Companies as the exclusive owner of all rights therein, and all necessary steps have been taken to maintain such filings and to prosecute the applications in a timely manner as of the date hereof.

          (b) SCHEDULE 3.17(b) lists all licenses, sublicenses and other agreements to which any of the Companies is a party and pursuant to which any person or entity is authorized to use any Company Intellectual Property Rights or any trade secret material to the Companies (and includes the identity of all parties thereto other than non-exclusive product licenses and sublicenses granted by the Companies in the ordinary course of business). The Companies hold valid licenses, sublicenses and other agreements pursuant to which the Companies are authorized to use any third party patents, trademarks or copyrights (including software) which are incorporated in, are, or form a part of, the Companies' products or services, or other trade secrets of a third party in or as to any product or service (collectively, the "Company Third Party Intellectual Property Rights"). The Companies are authorized to use, in the manner used by the Companies, the Company Third Party Intellectual Property Rights. Except as set forth on SCHEDULE 3.17(b), the Companies are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described on SCHEDULE 3.17(b) or by which it is authorized to use Company Third Party Intellectual Property Rights.

          (c) Except as set forth on SCHEDULE 3.17(c), no claims with respect to Company Intellectual Property Rights, any trade secrets of the Companies, or Company Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Company Third Party Intellectual Property Rights by or through a Company, have been asserted or are threatened (to the actual knowledge of the Companies and the Stockholders) by any person, nor, except as set out on SCHEDULE 3.17(c), do the Companies or any of the Stockholders have actual knowledge of any valid grounds for any bona fide claims: (i) to the effect that the manufacture, sale, licensing or use of any product or service, as now used, sold or licensed by the Companies infringes any copyright, patent, trademark, service mark, trade secret or any other Intellectual Property Right; (ii) against the use by the Companies of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Companies' businesses as they are presently being conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secrets of the Companies; or (iv) challenging the Companies' licenses or legally enforceable rights to use, or the validity or effectiveness of any Company Third Party Intellectual Property Rights.

          (d) The Companies have entered into all necessary agreements and obtained all necessary rights to acquire the Company Third Party Intellectual Property Rights. All agreements relating to Company Third Party Intellectual Property Rights are in full force and effect for the term set forth in each such agreement.

          (e) All registered trademarks, service marks and copyrights held by the Companies are valid and subsisting. To the actual knowledge of the Companies and the Stockholders, there is no unauthorized use, disclosure, infringement or misappropriation of any of the Company Intellectual Property Rights, any trade secrets of the Companies, or any of the Company Third Party Intellectual Property Rights to the extent licensed by or through the

Companies, by any third party, including any employee or former employee of the Companies. Except as set out on SCHEDULE 3.17(e), (i) the Companies have not been sued or charged in writing as a defendant in any claim, suit, action or proceeding of which any Company has received notice or has knowledge, which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) to the actual knowledge of the Companies and the Stockholders, there is no basis for any such charge or claim.

          (f) No Company Intellectual Property Rights, trade secrets of the Companies or Company Third Party Intellectual Property Rights are subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Companies. Except for contracts licensing the Companies' products executed in the ordinary course of business and in accordance with the Companies' past practices (all of which contracts are listed on SCHEDULE 3.17), the Companies have not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property Rights. The Companies are not nor ever has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to Intellectual Property Rights or assignment of inventions.

          (g) All domain names of the Companies listed on SCHEDULE 3.17(g) (the "Domain Names") are operating, accessible domain names. As of the Closing, the Companies shall have not waived, and to the Companies' knowledge, no prior owner of any such Domain Name shall have waived with respect to any third parties, any rights in or to such Domain Names. Further, as of the Closing, the Companies shall not have forfeited, and, to the Companies' knowledge, each prior owner of such Domain Names shall not have forfeited with respect to third parties, any benefits, entitlements or rights of renewal with respect thereto. The Companies and, to the Companies knowledge, each prior owner of the Domain Names shall have taken all necessary steps to maintain in force each such Domain Name.

              (i) As of Closing Date, the Companies shall own all equitable and legal title to all Domain Names listed in SCHEDULE 3.17(g).

              (ii)  There are no Encumbrances on the Domain Names.

              (iii) No third party has advised the Stockholders or the Companies in writing that any of the Domain Names infringe, dilute, or interfere with the rights of any other party, or may infringe, dilute or interfere with the rights of any other party.

              (iv) There are no claims pending or, to the actual knowledge of the Companies, claims which may be validly brought against the continued use, or attempted or continued registration in the United States or in any jurisdiction throughout the world where such Domain Names are currently registered of any of the Domain Names. Neither the Companies nor the Stockholders are aware of any facts that would support any such claims, actual or potential.

     3.18. MATERIAL CONTRACTS. SCHEDULE 3.18 constitutes an accurate and complete list of each contract of the following type (collectively referred to as "Material Contracts") to which any of the Companies is a party, which are currently in effect, and which relate to the operation of the Companies' business: (a) collective bargaining agreement or contract with any labor union;
(b) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (c) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (d) stock purchase or stock option plan; (e) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (f) confidentiality agreement; (g) contract, agreement or understanding relating to the voting of Common Stock or the election of directors of the Companies; (h) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Companies; (i) guaranty of any obligation for borrowed money or otherwise; (j) lease or agreement under which any of the Companies is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds Ten Thousand Dollars ($10,000); (k) lease or agreement under which any of the Companies is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds Ten Thousand Dollars ($10,000); (l) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of Ten Thousand Dollars ($10,000); (m) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of Ten Thousand Dollars ($10,000); (n) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six (6) months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalty and involving more than Ten Thousand Dollars ($10,000) annually in the aggregate; (o) contract which prohibits the Companies from freely engaging in business anywhere in the world; (p) contract for the distribution of the Companies' products or services through agents, brokers, third party vendors or through the Internet; (q) franchise agreements; (r) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Companies in connection with the Company Intellectual Property Rights listed in SCHEDULE 3.17(a); (s) contract or commitment for capital expenditures in excess of Ten Thousand Dollars ($10,000);
(t) agreement for the sale of any capital asset; (u) contract with any Affiliate which in any way relates to the Companies (other than for employment on customary terms); or (v) other agreement which is either material to the Companies' businesses or was not entered into in the ordinary course of business.

     Except as set forth on SCHEDULE 3.18, each Material Contract is in full force and effect, is a valid, binding and enforceable obligation by or against a Company, and the other parties thereto, and except for the need to obtain the Third Party Consents, to the knowledge of the Companies and the Stockholders, no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute, a default or breach by a Company thereunder. Prior to the Closing Date, the Companies will deliver or will cause to be delivered or will make available to AppNet correct and complete copies of each Material Contract and all amendments thereto. Except as set forth on SCHEDULE 3.18, there exist no restrictive covenants of any nature whatsoever in any of the Material Contracts.

    3.19. GOVERNMENT CONTRACTS.

          (a) Except as set forth on SCHEDULE 3.19, none of the Companies are a party to any government contracts.

          (b) The Companies have not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government, any state or local government, or any foreign government, nor, to the knowledge of the Companies, have any suspension or debarment action been threatened or commenced. There is no valid basis for the Companies' suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government, any state or local government, or any foreign government.

          (c) Except as set forth in SCHEDULE 3.19, the Companies have not been, nor are they now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Companies, has such audit or investigation been threatened.

          (d) The Companies have no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government, any state or local government, or any foreign government, relating to a contract.

          (e) The Companies have not, with respect to any government contract, received a cure notice advising the Companies that they are or were in default or would, if they failed to take remedial action, be in default under such contract.

          (f) The Companies have not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government, any state or local government, or foreign government.

          (g) No employee, agent, consultant, representative, or Affiliate of the Companies are in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Companies' businesses under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

          (h) Each of the Companies' government contracts has been issued, awarded or novated to the Companies in the Companies' respective names.

     3.20. INSURANCE. SCHEDULE 3.20 sets forth a complete and accurate list of all insurance policies carried by the Companies and all insurance loss runs or workmen's compensation claims received for the past two (2) policy years. The Companies have made available to AppNet true, complete and correct copies of all material insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Companies are otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Companies. To the knowledge of the Companies, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

    3.21. ENVIRONMENTAL AND SAFETY MATTERS.

          (a) For purposes of this Agreement, the term "Environmental and Safety Requirements" shall mean all applicable federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety (including, without limitation, all of those relating to the sale, manufacture, distribution, packaging and marketing of vitamins and health supplement products), worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation); "Release" shall have the meaning set forth in CERCLA (as defined below); and "Environmental Lien" shall mean any lien, whether recorded or unrecorded, in favor of any court, tribunal, arbitrator, authority (including quasi-governmental authority), agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, country, city or other political subdivision ("Governmental or Regulatory Authority"), relating to any liability of the Companies arising under any Environmental and Safety Requirements.

          (b) Except as set forth on SCHEDULE 3.21:

               (i) To the knowledge of the Companies and the Stockholders, the Companies have complied with and are currently in compliance with all Environmental and Safety Requirements, and to the actual knowledge of the Companies and the Stockholders, the Companies have not received any written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to any of the Companies or any of their respective properties or facilities.

               (ii) Without limiting the generality of the foregoing, to the actual knowledge of the Companies and the Stockholders, the Companies have obtained and complied with, and are currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of their properties or facilities or the operation of their businesses as they are presently being conducted and as they have been conducted in the past. A list of all such permits, licenses and other authorizations which are material to the Companies is set forth on SCHEDULE 3.21 attached hereto.

               (iii) To the actual knowledge of the Companies and the Stockholders, neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on the Companies or otherwise for site investigation or cleanup, or notification to or consent of any governmental or regulatory authorities or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

               (iv) To the actual knowledge of the Companies and the Stockholders, the Companies have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance), or owned, occupied or operated any facility or property, so as to give rise to Liabilities of any of the Companies for response costs, natural resource damages or attorneys' fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any other Environmental and Safety Requirements.

               (v) Without limiting the generality of the foregoing, to the actual knowledge of the Companies and the Stockholders, no facts, events or conditions relating to the past or present properties, facilities or operations of any of the Companies prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements (including, without limitation, those Liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage).

               (vi) To the knowledge of the Companies and the Stockholders, the Companies have not, either expressly or by operation of law, assumed or undertaken any material Liability or corrective, investigatory or remedial obligation of any other person relating to any Environmental and Safety Requirements.

               (vii) No Environmental Lien has attached to any property leased or operated by any of the Companies.

    3.22. EMPLOYMENT MATTERS.

          (a) All employee benefit plans, programs, policies and arrangements (whether formal or informal, written or unwritten, and whether maintained for the benefit of a single individual or more than one individual) that are maintained or contributed to by the Companies for the benefit of any current or former employee of the Companies or in which such employees are entitled to participate are listed in SCHEDULE 3.22(a). With respect to the employee benefit plans, programs, policies and arrangements (whether formal or informal, written or unwritten, and whether maintained for the benefit of a single individual or more than one individual) that are, or that have been in the last five (5) years, maintained or contributed to by the Companies for the benefit of any current or former employee of the Companies or in which such employees are entitled to participate (the "Benefit Plans"), true, correct and complete copies of all of the following documents, if applicable, will be delivered or made available to AppNet prior to the

Closing Date: (i) all plan documents and amendments thereto; (ii) all written descriptions of any oral plans or policies; (iii) all trust agreements; (iv) all annuity contracts, insurance policies or contracts and service agreements; (v) the three (3) most recent Forms 5500 and any financial statements attached thereto; (vi) the most recent actuarial and valuation report; (vii) the most recent IRS determination letter; (viii) the most recent summary plan description; and (ix) copies of all nondiscrimination testing for the last three
(3) years. Except as set forth on SCHEDULE 3.22(a), the Benefit Plan and the administration thereof complies, and has at all times complied, with the terms of such Benefit Plan and with the requirements of all applicable law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. Except as set forth on SCHEDULE 3.22(a), each Benefit Plan that is currently maintained by each of the Companies that is intended to qualify under Section 401(a) of the Code so qualifies, and each trust which forms a part of each such Benefit Plan is exempt from taxation under
Section 501(a) of the Code. The Benefit Plan that was previously maintained by each of the Companies that was intended to qualify under Section 401(a) of the Code was so qualified, and each trust that formed a part of each such Benefit Plan was exempt from taxation under Section 501(a) of the Code. No Benefit Plan subject to Part 3 of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code. No Liability has been incurred or is expected to be incurred under Title IV of ERISA by any party with respect to any Benefit Plan, or any other plan presently or heretofore maintained or contributed to by the Companies, any predecessor to the Companies, or any entity that is or at any time was a member of a controlled group, as defined in Section 412(n)(6)(B) of the Code, which includes or included the Companies ("Controlled Group Member"). Neither any of the Companies, nor any Controlled Group Member has incurred any Liability for any tax imposed under Sections 4971 through 4980B of the Code or civil Liability under Sections 502(i) or (l) of ERISA. The "amount of unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA. No Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. No Benefit Plan provides health or death benefit coverage to any employee or his spouse or dependents beyond the termination of an employee's employment. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan or any plan maintained by a Controlled Group Member since the effective date of said Section 4043. The Companies have no liability (whether actual, contingent or otherwise) with respect to any employee benefit plan or arrangement sponsored or maintained by a Controlled Group Member. No suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan, and, to the knowledge of the Companies and the Stockholders, no suit, action, or other litigation is threatened by, against, or relating to any Benefit Plan and neither the Stockholders nor the Companies have any knowledge of any fact that could form the basis for any such suit, action or litigation. No "prohibited transaction" within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any Benefit Plan. No Benefit Plan is presently under audit or examination by the IRS, the Department of Labor, or any other Governmental or Regulatory Authority, and no matters are pending with respect to any Benefit Plan under the IRS Voluntary Compliance Resolution program, its Closing Agreement Program, or any other similar program. All contributions to Benefit Plans that were required to be made under such Benefit Plans, either pursuant to the terms of such Benefit Plans or provisions to the requirement of applicable law, will have been made as of the Balance Sheet

Date, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of such date, and the Companies will have performed by the Closing Date any obligations required to be performed as of such date under all Benefit Plans. No Benefit Plan contains any term or provision or is subject to any law that would prohibit the transactions contemplated by this Agreement, or that would give rise to the vesting of benefits, payments, or liabilities as a result of the transactions contemplated by this Agreement, except to the extent that full vesting is required under any tax-qualified Benefit Plan under Section 411 of the Code. In the case of any of the Companies which are not incorporated in the United States, the warranties contained in this Section 3.22 shall be interpreted so as to apply to comparable provisions of the laws of any foreign jurisdictions which apply to any such Company.

          (b) EDC has previously provided AppNet with SCHEDULE 3.22(b) (in a form reasonably satisfactory to AppNet), which contains a complete and correct list of all employees of the Companies as of the date hereof and the compensation rate payable to each such employee on the date indicated thereon. Except as set forth in SCHEDULE 3.22(b), (i) the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Companies are such that their employment or engagement may be terminated upon not more than two weeks' notice given at any time and without liability for payment of compensation or damages, (ii) there are no severance payments which are or could become payable by any of the Companies to any director, officer or other employee of the Companies under the terms of any oral or written agreement or commitment or any law, custom, trade or practice, and (iii) there are no agreements, contracts or commitments, oral or written, between any of the Companies and any employee, consultant or independent contractor.

          (c) Except as set forth on SCHEDULE 3.22(c), the Companies are not bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union. Except as set forth on
SCHEDULE 3.22(c), no employees of the Companies are or ever have been represented by any labor union or covered by any collective bargaining agreement while employed by the Companies, and no campaign to establish such representation is in progress. There is no pending or threatened (to the knowledge of the Companies and the Stockholders) labor dispute involving the Companies and any group of its employees nor have the Companies experienced any labor interruptions. The Companies are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including without limitation any such laws regarding employment documentation, minimum wage and hours, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and the Companies have not engaged in any unfair labor practice. All persons treated by the Companies as independent contractors for any purpose do satisfy and have satisfied the requirements of law to be so treated, and the Companies have fully and accurately reported the amounts paid by the Companies to or on behalf of such persons on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of the Companies, and who has been treated by the Companies as an independent contractor, is classifiable as a "leased employee," within the meaning of Section 414(n)(2) of the Code, with respect to any of the Companies or with respect to any customer of the Companies.

    3.23. TAXES.  Except as provided in SCHEDULE 3.23:

          (a) The Companies have filed or caused to be timely filed with the appropriate Governmental or Regulatory Authority any and all Tax Returns (as defined below) required to be filed by it, or requests for extensions to file Tax Returns which have been filed have been timely filed or granted and have not expired, and all such Tax Returns are true, complete and accurate in all material respects, except to the extent that such failures to file have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the Companies.

          (b) The Companies have paid all Taxes (as defined below) shown as due, on all Tax Returns filed by the Companies, or accruable or properly owed with respect to periods through the Closing Date except for such Taxes as (i) are fully reserved for in the Interim Balance Sheet, or (ii) were incurred after the Balance Sheet Date in the ordinary course of business and are not yet due and required to have been paid.

          (c) No deficiencies for any Taxes have been proposed by any Governmental or Regulatory Authority against any of the Companies that are not adequately reserved for in the Interim Balance Sheet of the Company.

          (d) No requests for waivers or comparable consents with respect to the time to assess any Taxes against the Companies are pending or have been granted for the benefit of any Governmental or Regulatory Authority and are still effective, except for requests with respect to such Taxes that have been adequately reserved for in the Interim Balance Sheet.

          (e) The Companies have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws and withholding with respect to employee wages) and have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental or Regulatory Authority all amounts required to have been withheld or paid over under all applicable laws as of the date hereof.

          (f) No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated (to the knowledge of the Companies or the Stockholders) with regard to any Taxes or Tax Returns of the Companies, and neither the Companies nor the Stockholders has received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to the Companies (including Taxes imposed on Stockholders with respect to income of the Companies) or any Tax Return filed or required to have been filed by or with respect to the Companies.

          (g) The Companies have delivered to AppNet complete and accurate copies of all filed federal income Tax Returns of the Companies relating to taxable years beginning within the two years prior to the date hereof, and all examination reports and statements of assessment or deficiency issued relating to such Tax Returns, and has delivered or made available to AppNet complete and accurate copies of all other filed Tax Returns of the Companies, together with all related examination reports and statements of assessment or deficiency for all periods beginning within the two years prior to the date hereof.

          (h) All elections with respect to Taxes which would be binding on the Companies for taxable years beginning on or after the Closing Date are set forth in the SCHEDULE 3.23.

          (i) The Companies and the Stockholders have not received written notice from, and to the best of their knowledge are not aware that, any Governmental or Regulatory Authority that such authority believes that the Companies were required to file any Tax Return that has not been filed.

          (j) The Companies have not filed an election, consent or agreement under Section 341(f) of the Code, and none of the assets of the Companies is subject to an election under Section 341(f) of the Code.

          (k) The Companies have no liability for the Taxes of any other person either (i) as a transferee under Section 6901 of the Code, or any similar provision of state, local or foreign law, (ii) as a successor, (iii) by contract or (iv) otherwise. The Companies are not a party to, bound by, or have any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement relating to Taxes.

          (l) Neither the Companies nor any predecessors of the Companies has ever been included or required to be included, on any affiliated, consolidated, combined or unitary Tax Return.

          (m) The Companies will not be required to include any amounts in income for taxable years ending on or after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method occurring in a taxable year ending on or before the Closing Date, and neither of the Companies nor the Stockholders has any knowledge that any Governmental or Regulatory Authority has proposed any change in method of accounting that would require inclusion of such amounts.

          (n) The Companies have not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (o) None of the assets of the Companies is property which the Companies are required to treat as being owned by any other persons pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

          (p) None of the assets of the Companies directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

          (q) None of the assets of the Companies is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (r) The Companies have not participated in an international boycott within the meaning of Section 999 of the Code.

          (s) The Companies are not a party to any joint venture, partnership, or other arrangement or contract which is, or is required to be, treated as a partnership for federal income tax purposes.

          (t) The Companies have not received any written ruling related to Taxes or entered into any written and legally binding agreement with any regulatory or governmental authority related to Taxes.

          (u) The Companies are not a party to any contract, agreement, plan or arrangement requiring payments to any person by reason a change in ownership or effective control of the Companies the deduction of which would be prohibited by
Section 280G of the Code.

          (v) For purposes of this Agreement:

              (i) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof;

              (ii) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax; and

              (iii) In the case of any of the Companies which are not incorporated in the United States, the warranties contained in this Section 3.23 shall be interpreted so as to apply to comparable provisions of the laws of any foreign jurisdictions which apply to any such Company.

     3.24. LITIGATION. Except as set forth in SCHEDULE 3.24, there is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity, pending or to the actual knowledge of the Companies and the Stockholders threatened against or affecting the Companies before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits, demands or proceedings relating to toxic materials, hazardous substances, pollution or the environment as of the date hereof. The Companies are not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

To the knowledge of the Companies and the Stockholders, no basis for any claim required to be disclosed on SCHEDULE 3.24 exists.

     3.25. COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 3.25, the Companies have complied and are currently in compliance with all laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies, including, but not limited to, the California General Corporation Law and the Delaware General Corporation Law, imposed by any Governmental or Regulatory Authority applicable to them, their properties or the operation of their business. The Companies have not received any written notice or citation for material noncompliance with any of the foregoing, and, to the actual knowledge of the Companies and the Stockholders, there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future Liability with regard to any of the foregoing.

     3.26. RELATIONS WITH GOVERNMENTS. Neither the Companies, the Stockholders nor the Companies' representatives or agents has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Companies to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

     3.27. ADVERSE CHANGES. Except as set forth in SCHEDULE 3.27, from December 31, 1999: (i) there has been no adverse change in the condition (financial or otherwise), business, net worth, assets, properties, liabilities or obligations (fixed, contingent, known, unknown or otherwise) of the Companies; and (ii) the Companies have complied with all of the covenants set forth in Section 5.7, to the same extent as if this Agreement had been executed on December 31, 1999.

     3.28. CUSTOMERS; SUBCONTRACTORS.

          (a) Except as set forth in SCHEDULE 3.28(a)(i), no single customer accounted for more than five percent (5%) of the Companies' revenues for the fiscal years ended December 31, 1998 or December 31, 1999. Except as set forth on SCHEDULE 3.28(a)(ii), no customer listed on SCHEDULE 3.28(a)(i) (a "Significant Customer") has canceled or otherwise terminated or threatened (to the knowledge of the Companies and the Stockholders) to cancel or otherwise terminate his or its relationship with the Companies, or during such periods has materially decreased its usage or purchase of the Companies' services or products. To the knowledge of the Companies and the Stockholders, no Significant Customer has any plan or intention to terminate, cancel or otherwise materially modify his or its relationship with the Company or materially decrease or limit its usage, purchase or distribution of the services or products of the Companies.

          (b) The relationships of the Companies with their outside consultants and subcontractors are satisfactory commercial working relationships and, except as set forth on SCHEDULE 3.28(b), no outside consultant or subcontractor has during the last twelve months terminated or threatened (to the actual knowledge of the Companies and the Stockholders) to terminate, his or its relationship with a Companies or has during the last twelve (12) months substantially decreased or limited or threatened (to the actual knowledge of the Companies and the Stockholders) to substantially decrease or limit, his or its services, supplies or materials any of the Companies. No outside consultant or subcontractor is a sole source of supply of any good or service to a Company. Neither the Companies nor the Stockholders has any knowledge that any of outside consultant or subcontractor intends to terminate or otherwise modify adversely to the Companies its relationship with the Companies or to substantially decrease or limit its services, supplies or materials to the Companies.

     3.29. DISCLOSURE. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to AppNet pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Stockholders or the Companies contained in this Agreement, in the Schedules attached hereto or in any certificate furnished or to be furnished by the Stockholders or the Companies to AppNet in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to any Stockholder that has specific application to such Stockholder or the Companies (other than general economic or industry conditions) and that materially adversely affects or, as far as such Stockholder can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Companies that have not been set forth in this Agreement or any Schedule hereto.

     3.30. ACCREDITED INVESTORS; INVESTMENT INTENT.

          (a) Each Accredited Investor (as defined in Section 3.30(e)) has received and reviewed the Private Placement Materials (as defined in Section 3.31(a)) sent by AppNet and evaluated the risks of investing in the AppNet Common Stock, and has determined that the AppNet Common Stock is a suitable investment for such Accredited Investor. EACH ACCREDITED INVESTOR HAS DETERMINED THAT SUCH ACCREDITED INVESTOR CAN BEAR THE ECONOMIC RISK OF THIS INVESTMENT AND CAN AFFORD A COMPLETE LOSS OF SUCH ACCREDITED INVESTOR'S INVESTMENT. In evaluating the suitability of an investment in the AppNet Common Stock, each Accredited Investor acknowledges that AppNet has, in addition to the Private Placement Materials, made available to him, during the course of this transaction and prior to the delivery of the AppNet Common Stock, the opportunity to ask questions of and receive answers from any of the officers of AppNet concerning the terms and conditions of the AppNet Common Stock, and to obtain any documents or additional information necessary to verify the information provided to each Accredited Investor or otherwise relative to the financial data and business of AppNet, to the extent that AppNet possessed such information or could acquire it without unreasonable effort or expense, and all such questions, if asked, have been answered satisfactorily and all such documents, if examined, have been found to be fully satisfactory. Each Accredited Investor has delivered to AppNet an executed Shareholder's Questionnaire, in the form attached hereto as Exhibit B (the "Shareholder's Questionnaire").

          (b) Each Accredited Investor understands and acknowledges that (i) such Accredited Investor must bear the economic risk of such Accredited Investor's investment in the AppNet Common Stock; (ii) the shares of AppNet Common Stock being delivered hereunder have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), any state securities laws or the laws of any foreign jurisdiction and are being offered and sold in reliance solely upon exemptions provided in the 1933 Act and state securities laws for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the 1933 Act and applicable state laws or unless an exemption from such registration is available; (iii) such Accredited Investor is purchasing the AppNet Common Stock for investment purposes only for such Accredited Investor's own account and not with any view toward a distribution thereof; and (iv) no Accredited Investor has any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the AppNet Common Stock which such Accredited Investor hereby subscribes to purchase or any part thereof, and no Accredited Investor has any present plans to enter into any such contract, undertaking, agreement or arrangement.

          (c) Each Accredited Investor is knowledgeable and experienced in evaluating investments and experienced in financial and business matters, and is capable of evaluating the merits and risks of investing in the AppNet Common Stock. The aggregate amount of the investments of each Accredited Investor in, and each Accredited Investor's commitments to, all similar investments that are illiquid is reasonable in relation to such Accredited Investor's net worth.

          (d) Each Accredited Investor hereby represents that such Accredited Investor is a resident of the jurisdiction next to his or her name on SCHEDULE
3.30. Each foreign Accredited Investor is either resident of or domiciled in the jurisdiction next to his or her name on SCHEDULE 3.30. No Accredited Investor has any present intention of becoming a resident of any other state or jurisdiction.

          (e) EDC has previously provided AppNet with SCHEDULE 3.30(e) (in a form reasonably satisfactory to AppNet) containing the name of each Stockholder who is an "Accredited Investor" as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act in order to qualify for the purchase of the AppNet Common Stock (individually an "Accredited Investor," and collectively, the "Accredited Investors"). Any information which each Accredited Investor has heretofore furnished to AppNet with respect to such Accredited Investor is correct and complete as of the date of this Agreement.

    3.31. UNACCREDITED INVESTORS; INVESTMENT INTENT.

          (a) Each Unaccredited Investor (as defined in Section 3.31(e)) or his Purchaser Representative (as defined in Rule 501(h) of Regulation D promulgated under the 1933 Act) has received and reviewed the documents delivered pursuant to Rule 506 and 502 of Regulation D of the 1933 Act and accompanying materials sent by AppNet (the "Private Placement Materials") and evaluated the risks of investing in the AppNet Common Stock, and has determined that the AppNet Common Stock is a suitable investment for such Unaccredited Investor. EACH UNACCREDITED INVESTOR, EITHER ALONE OR THROUGH HIS PURCHASER REPRESENTATIVE, HAS DETERMINED THAT SUCH UNACCREDITED INVESTOR CAN BEAR THE ECONOMIC RISK OF THIS INVESTMENT AND CAN AFFORD A COMPLETE LOSS OF SUCH UNACCREDITED INVESTOR'S INVESTMENT. In evaluating the suitability of an investment in the AppNet Common Stock, each Unaccredited Investor acknowledges that AppNet has, in addition to the Private Placement Materials, made available to him, during the course of this transaction and prior to the delivery of the AppNet Common

Stock, the opportunity to ask questions of and receive answers from any of the officers of AppNet concerning the terms and conditions of the AppNet Common Stock, and to obtain any documents or additional information necessary to verify the information provided to each Unaccredited Investor or otherwise relative to the financial data and business of AppNet, to the extent that AppNet possessed such information or could acquire it without unreasonable effort or expense, and all such questions, if asked, have been answered satisfactorily and all such documents, if examined, have been found to be fully satisfactory. Each Unaccredited Investor has delivered to AppNet an executed Shareholder's Questionnaire as well as a Confidential Investor Questionnaire in the form attached hereto as Exhibit C.

          (b) Each Unaccredited Investor understands, either alone or through his Purchaser Representative, and acknowledges that (i) such Unaccredited Investor must bear the economic risk of such Unaccredited Investor's investment in the AppNet Common Stock; (ii) the shares of AppNet Common Stock being delivered hereunder have not been registered under the 1933 Act, any state securities laws or the laws of any foreign jurisdiction and are being offered and sold in reliance upon exemptions provided in the 1933 Act and state securities laws for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the 1933 Act and applicable state laws or unless an exemption from such registration is available; (iii) such Unaccredited Investor is purchasing the AppNet Common Stock for investment purposes only for such Unaccredited Investor's own account and not with any view toward a distribution thereof; and (iv) no Unaccredited Investor has any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the AppNet Common Stock which such Unaccredited Investor hereby subscribes to purchase or any part thereof, and no Unaccredited Investor has any present plans to enter into any such contract, undertaking, agreement or arrangement.

          (c) Each Unaccredited Investor, either alone or with his Purchaser Representative, is knowledgeable and experienced in evaluating investments and experienced in financial and business matters, and is capable, either alone or with his Purchaser Representative, of evaluating the merits and risks of investing in the AppNet Common Stock. The aggregate amount of the investments of each Unaccredited Investor in, and each Unaccredited Investor's commitments to, all similar investments that are illiquid is reasonable in relation to such Unaccredited Investor's net worth.

          (d) Each Unaccredited Investor hereby represents that such Unaccredited Investor is a resident of the jurisdiction next to his or her name on SCHEDULE 3.31. Each foreign Unaccredited Investor is either resident of or domiciled in the jurisdiction next to his or her name on SCHEDULE 3.31. No Unaccredited Investor has any present intention of becoming a resident of any other state or jurisdiction.

          (e) EDC has previously provided AppNet with SCHEDULE 3.31(e) (in a form reasonably satisfactory to AppNet) containing the name of each Stockholder (individually an "Unaccredited Investor," and collectively, the "Unaccredited Investors") who is NOT an "Accredited Investor" as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act for the purposes of purchasing the AppNet Common Stock. Any information which each Unaccredited Investor has heretofore furnished to AppNet with respect to such Unaccredited Investor is correct and complete as of the date of this Agreement.

     3.32. PREDECESSOR STATUS; ETC. SCHEDULE 3.32 sets forth a listing of all legal names, trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) of the Companies and all of its predecessor companies during the five-year period immediately preceding the Closing, including without limitation the names of any entities from whom the Companies have acquired material assets. During the five-year period immediately preceding the Closing, the Companies have operated only under the names set forth on SCHEDULE 3.32 in the jurisdiction or jurisdictions set forth on
SCHEDULE 3.32 and has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

     3.33. CONTINUITY OF BUSINESS ENTERPRISE. The Company holds substantially all (within the meaning of Section 368(a)(2)(D) of the Code) of its assets, so that as a result of the Merger (without regard to an events occurring after the Merger), Newco will be treated as having acquired substantially all of the Company's assets. For this purpose, assets of the Company which have been used to pay reorganization expenses and paid by the Company to shareholders who receive property other than AppNet Common Stock in the Merger, and all assets transferred by the Company as distributions and in redemptions prior to the Merger, but in connection therewith, shall be included as assets of the Company but treated as not having been acquired by Newco. Except as set forth in
SCHEDULE 3.33, the Company has not made and does not intend to make any such distributions of its assets to persons other than Newco, or redemptions of its stock, incident to the plan of reorganization of which the Merger is a part.

     3.34. LOCATION OF CHIEF EXECUTIVE OFFICES. SCHEDULE 3.34 sets forth the location of the Company's chief executive offices.

     3.35. RELATED PARTY TRANSACTIONS. SCHEDULE 3.35 sets forth all arrangements, Liabilities, agreements and contracts in effect as of the date hereof among the Companies and (i) any person or entity who is an officer, director or Affiliate of the Companies, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate, or (ii) any person or entity who acquired Company Stock in a private placement.

     3.36. COMPLIANCE WITH IMMIGRATION LAWS. The Companies are in compliance with all applicable local, state, federal and foreign immigration laws (the "Immigration Laws") with regard to the immigration status of each of their employees, and each employee has (either directly or through the Companies) obtained any visas or permits required by such Immigration Laws (individually a "Foreign Visa" and collectively, "Foreign Visas"). All such Foreign Visas are in full force and effect. SCHEDULE 3.36 sets forth the names of all employees who hold such Foreign Visas, as well as the name of the Foreign Visa which each such employee holds.

4.   REPRESENTATIONS OF APPNET AND NEWCO

     To induce the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, each of AppNet and Newco represents and warrants to the Company and the Stockholders as follows:

     4.1. DUE ORGANIZATION. Each of AppNet and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted. Copies of the Certificate of Incorporation and the Bylaws, each as amended, of AppNet and Newco (collectively, the "AppNet Charter Documents") have been made available to the Company. Neither AppNet nor Newco is in violation of any AppNet Charter Document.

     4.2. AUTHORIZATION; VALIDITY OF OBLIGATIONS. The representatives of AppNet and Newco executing this Agreement have all requisite corporate power and authority to enter into and bind AppNet and Newco to the terms of this Agreement. AppNet and Newco have the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. As of the Closing Date, the execution and delivery of this Agreement by AppNet and Newco and the performance by each of AppNet and Newco of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of AppNet and Newco, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of each of AppNet and Newco enforceable in accordance with its terms.

     4.3. NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of the AppNet Charter Documents;

          (b) subject to compliance with any agreements between AppNet and its lenders, conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either AppNet or Newco is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of AppNet's or Newco's properties pursuant to (i) any law or regulation to which either AppNet or Newco or any of their respective property is subject, or (ii) any judgment, order or decree to which AppNet or Newco is bound or any of their respective property is subject;

          (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of AppNet or Newco; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which AppNet or Newco is subject, or by which AppNet or Newco is bound, (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

     4.4. CAPITALIZATION AND STOCK OWNERSHIP . The authorized capital stock of AppNet consists of 75,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. 33,934,000 shares of AppNet Common Stock and no shares of Preferred Stock were outstanding on February 29, 2000. The authorized capital stock of Newco consists of 1,000 shares of Common Stock, of which 1,000 shares are outstanding. All of the issued and outstanding shares of Newco are owned beneficially, and of record by AppNet. All of the shares of AppNet Common Stock to be issued to the Stockholders in accordance herewith will be offered, issued, sold and delivered by AppNet in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares was or will be issued in violation of the preemptive rights of any stockholder of AppNet.

5.   COVENANTS

     5.1. TAX MATTERS.

          (a) The following provisions shall govern the allocation of responsibility as between the Company, on the one hand, and the Stockholders, on the other, for certain tax matters following the Closing Date:

              (i) The Stockholders shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Company for all periods ending on or before the Closing Date that are due after the Closing Date. The Stockholders shall pay to the Surviving Corporation on or before the due date of such Tax Returns the amount of all Taxes shown as due on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. Such Tax Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by AppNet. To the extent reasonably requested by the Stockholders or required by law, AppNet and the Surviving Corporation shall participate in the filing of any Tax Returns filed pursuant to this paragraph.

              (ii) The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholders shall pay to the Surviving Corporation within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. For purposes of this
Section 5.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Surviving Corporation.

              (iii) AppNet and the Surviving Corporation, on one hand, and the Stockholders, on the other hand, shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to Tax matters pertinent to the Company that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

              (iv) The Stockholders shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, AppNet and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

          (b) The Company shall, prior to the Closing, maintain its status as a C Corporation for federal and state income tax purposes.

     5.2. ACCOUNTS RECEIVABLE. In the event that all Accounts Receivable, as of the Effective Date (whether billed or unbilled), are not collected in full (net of reserves specified in Section 3.14) within one hundred twenty (120) days after the Closing then, at the request of the Surviving Corporation, the Stockholders shall pay (based on their percentage ownership of the Company immediately prior to the Effective Time) the Surviving Corporation an amount equal to the Accounts Receivable not so collected, and upon receipt of such payment the Surviving Corporation shall assign to the Stockholders making the payment all of their rights with respect to the uncollected Accounts Receivable giving rise to the payment and shall also thereafter promptly remit any excess collections received by it with respect to such assigned Accounts Receivable. Upon the written request of the Surviving Corporation, the Stockholders shall provide it with a status report concerning the collection of assigned Accounts Receivable.

     5.3. EMPLOYEE BENEFIT PLANS. If reasonably requested by AppNet, the Company shall terminate any Benefit Plan substantially contemporaneously with the Closing.

     5.4. RELATED PARTY AGREEMENTS. The Company and/or the Stockholders, as the case may be, shall terminate any Related Party Agreements which AppNet requests the Company or Stockholders to terminate. Notwithstanding the foregoing, with respect to any Benefit Plan that is not terminated or merged into an existing AppNet plan or benefit arrangement substantially contemporaneously with the Closing, the Stockholders shall cooperate (and shall use their reasonable efforts to cause the officers and employees of the Company that are responsible for administering any such Benefit Plan to cooperate) with AppNet on and after the Closing Date in continuing to administer and maintain such Benefit Plan in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including applicable federal and state securities laws, until such time as such Benefit Plan is terminated or merged into an AppNet plan or benefit arrangement.

     5.5. COOPERATION.

          (a) The Company, the Stockholders, AppNet and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company shall execute any documentation reasonably required by AppNet's independent public accountants (in connection with such accountant's audit of the Company) or the Nasdaq National Market.

          (b) The Stockholders and the Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with AppNet on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

          (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

          (d) The Company, the Stockholders and AppNet shall file all notices and other information and documents required under the HSR Act (as defined in Section 3.3) as promptly as practicable after the date hereof.

     5.6. ACCESS TO INFORMATION; CONFIDENTIALITY; PUBLIC DISCLOSURE.

          (a) Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of AppNet access to (i) all of the sites, properties, books and records of the Company and
(ii) such additional financial and operating data and other information as to the business and properties of the Company as AppNet may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this

Section 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

          (b) Each of AppNet and Newco, on the one hand, and the Companies and the Stockholders, on the other hand, recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of each other, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the each other's businesses. Each of AppNet and Newco, on the one hand, and the Companies and the Stockholders, on the other hand, agree that, unless there is a Closing, they will not disclose confidential information with respect to each other to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the other party and to counsel and other advisers, PROVIDED that such advisers (other than counsel) agree to the confidentiality provisions of this Section 5.6(b), unless (i) such information becomes known to the public generally through no fault of the other party, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, PROVIDED, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the party threatening to disclose any information shall give prior written notice thereof to the other party and provide the other party with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

          (c) Prior to the Effective Time, neither the Company nor any Stockholder shall make any disclosure (whether or not in response to an inquiry), directly or indirectly, of the subject matter of this Agreement unless previously approved by AppNet in writing. AppNet agrees to keep the Company and the Stockholders apprised in advance of any disclosure of the subject matter of this Agreement by AppNet prior to the Effective Time.

          (d) After the Effective Time, neither the Company nor any Stockholder shall make any disclosure, directly or indirectly (whether or not in response to an inquiry), of the subject matter of this Agreement unless such disclosure is previously approved by AppNet in writing.

     5.7. CONDUCT OF BUSINESS PENDING CLOSING. Between the date hereof and the Effective Time, each Company will (except as requested or agreed by AppNet):

          (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

          (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

          (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with any and all suppliers, vendors, customers, creditors, parents and subsidiaries and others having business relations with it;

          (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

          (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

          (h) maintain present salaries, commissions and compensation levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Stockholders) in accordance with past practice.

     5.8. PROHIBITED ACTIVITIES. Between the date hereof and the Effective Time, no Company will, without the prior written consent of AppNet:

          (a) make any change in its Charter Documents, or authorize or propose the same;

          (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

          (c) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

          (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice and then, not in an amount in excess of $10,000, including contracts to provide services to customers;

          (e) make any loans or advances to any officer, director, Stockholder, employee, agent, representative or independent contractor;

          (f) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

          (g) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

          (h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to such Company;

          (i) merge or consolidate or agree to merge or consolidate with or into any other corporation or acquire all or substantially all of the stock of the business or assets of any other person, corporation, or business organization;

          (j) waive any material rights or claims of such Company, provided that such Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

          (k) commit a breach of or amend or terminate any material agreement, lease, permit, license or other right;

          (l) enter into any transaction, including the transfer of any assets or sums of the Company (i) that is not negotiated at arm's length with a third party not affiliated with such Company or any officer, director, stockholder, parent or subsidiary of such Company or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

          (m) commence a lawsuit other than for routine collection of bills;

          (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (o) effect any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

          (p) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated Tax Returns, payroll Tax Returns or sales Tax Returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of AppNet;

          (q) except in the ordinary course of business, make any significant changes in personnel;

          (r) enter into any contract, agreement, binding obligation or commitments which, by its terms, may not be fully performed within a period of twelve (12) months from the execution thereof;

          (s) adopt or amend any Benefit Plan, or the grant any severance or termination pay;

          (t) waive any rights of substantial value without adequate consideration; or

          (u) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.8(a) through (t) above, or any action which would make any of the representations and warranties of the Company and the Stockholders contained in this Agreement untrue or result in any of the conditions set forth in Sections 6 and 7 not being satisfied.

     5.9. EXCLUSIVITY. None of the Stockholders, the Company, or any agent, officer, director or any representative of the Company or any Stockholder will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any person other than AppNet relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, any of the Companies or a merger, consolidation or business combination of any of the Companies. In addition to the foregoing, if the Companies or any Stockholder receives any unsolicited offer or proposal, or has actual knowledge of any unsolicited offer or proposal, relating to any of the above, the Companies or such Stockholder shall immediately notify AppNet thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

     5.10. NOTIFICATION OF CERTAIN MATTERS. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.10 shall not, without the express written consent of the other parties be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Sections 6 and 7, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.11. NOTICE TO BARGAINING AGENTS. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if requested by AppNet, and shall provide AppNet with proof that any required notice has been sent.

     5.12. SALES OF APPNET COMMON STOCK.

          (a) ALLOCATION OF APPNET COMMON STOCK. The Stock Consideration payable to the Stockholders pursuant to this Agreement shall be divided into four (4) categories consisting of: (i) the Guaranteed Shares and two hundred thousand (200,000) of the Additional Shares (together, "Registration Shares"), (ii) one hundred fifty thousand (150,000) of the Additional Shares (the "One Year Shares"), (iii) sixty-three thousand (63,000) of the Additional Shares (the "Two Year Shares") and (iv) the Pledged Shares.

          (b) (i) OBLIGATION TO FILE REGISTRATION STATEMENT. No later than ninety (90) calendar days following the Closing Date, AppNet shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement under the 1933 Act (the "Registration Statement") covering all of the Registration Shares. The Registration Statement shall be on Form S-3 (except that if AppNet is not then eligible to register for resale the Registration Shares on Form S-3, the Registration Statement shall be on Form S-1 or another appropriate form in accordance herewith selected by AppNet). AppNet shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, PROVIDED, HOWEVER, that AppNet will use its commercially reasonable efforts to ensure that the date of effectiveness is not during a period in which AppNet and its affiliates are prohibited from trading their AppNet Common Stock under AppNet's current insider trading policy. Subject to
Section 5.12(b)(ii), AppNet shall use its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until the earliest of (i) the date which is one hundred eighty (180) days after the date that such Registration Statement is declared effective by the SEC, (ii) the date when all Registration Shares have been sold or (iii) the consummation of a Change of Control (as defined in Section 5.14). AppNet will promptly notify the Stockholders' Representative of the effectiveness of the Registration Statement. AppNet, may, at its option, register additional shares of AppNet Common Stock on the Registration Statement on behalf of other shareholders of AppNet.

              (ii) EFFECTIVENESS OF REGISTRATION STATEMENT. Notwithstanding,
Section 5.12(b)(i) above, if at any time or from time to time after the SEC declares the Registration Statement effective, the Board of Directors of AppNet, in its good faith judgment, determines that any registration of the Registration Shares should not be continued because it could adversely effect (including requiring earlier disclosure of such event) any underwritten offering by AppNet, any merger, acquisition or similar business combination, or any other significant corporate event to which AppNet may be a party (a "Valid Business Reason"), AppNet may cause the Registration Statement to be withdrawn and its effectiveness terminated, or may postpone amending or supplementing the Registration Statement, until such valid Business Reason no longer exists, but in no event (unless due to circumstances beyond its control) may AppNet do so for more than a total of sixty (60) days in the aggregate during the time as the Registration Statement is to remain effective pursuant to Section 5.12(b)(i) above. AppNet shall give written notice to the Stockholders' Representative of its determination to postpone or withdraw the Registration Statement pursuant to this Section 5.12(b)(ii) promptly after its determination.

              (iii) Each Stockholder agrees that, upon receipt of any notice by the Stockholders' Representative from AppNet that AppNet has determined to withdraw or postpone amending or supplementing the Registration Statement pursuant to Section 5.12(b)(ii) above, such Stockholder will discontinue any disposition of his Registration Shares pursuant to the Registration Statement as of the date set forth in such notice. If so directed by AppNet, the Stockholders' will deliver to the Stockholders' Representative, and the Stockholders' Representative will deliver to AppNet all copies then in each Stockholder's possession of the prospectus covering such Registration Shares that was in effect at the time of receipt of such notice.

          (c) GUARANTEED SHARES. In the event that the Closing Price per share of the Guaranteed Shares on the date that the Registration Statement is first declared effective by the SEC ("Registration Price Per Share") is less than Twenty-Three Dollars ($23) (the "Guaranteed Share Price"), AppNet shall deliver certified funds to the Stockholders' Representative, within three (3) business days after the date that the Registration Statement is declared effective by the SEC, in an amount equal to the difference between the Guaranteed Share Price and the Registration Price Per Share, multiplied by the number of Guaranteed Shares actually delivered at Closing. In the event that the Registration Price Per Share is equal to or greater than the Guaranteed Share Price, AppNet shall not be required to deliver any such additional amounts. For purposes of this Agreement, "Closing Price" shall mean the closing sale price of a share of AppNet Common Stock as reported on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by AppNet).

          (d) REGISTRATION EXPENSES. AppNet shall pay all Registration Expenses (as hereafter defined) in connection with the Registration Statement, and each Stockholder shall pay all Selling Expenses (as hereafter defined) and other expenses that are not Registration Expenses relating to the Registration Shares resold by him or her. For purposes of this Section 5.12(d), "Registration Expenses" shall mean all expenses, except as otherwise stated below, incurred by AppNet in complying with Section 5.12(b), including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for AppNet, blue sky fees and expenses and the expense of any special audits required in connection with the Registration Statement. For purposes of this Section 5.12(d), "Selling Expenses" shall mean all selling discounts, commissions and stock transfer or other taxes applicable to the Registration Shares, all fees and disbursements of counsel for any Stockholder, all fees and disbursements of any other experts retained by any Stockholder in connection with the Registration Statement and all out-of-pocket costs and expenses of any Stockholder in connection with the Registration Statement.

          (e) INFORMATION BY STOCKHOLDERS. Each Stockholder shall furnish to AppNet such information regarding such Stockholder and the distribution proposed thereby as AppNet may reasonably request in connection with any registration, qualification or compliance referred to in this Section 5.12, in order to facilitate compliance, by AppNet, with its obligations under all applicable securities and other laws and to ensure that the Registration Statement conforms to the applicable requirements of the 1933 Act and the rules and regulations thereunder. Each Stockholder covenants that it will promptly notify AppNet of any changes in the information set forth in the Registration Statement or otherwise provided by such Stockholder to AppNet regarding such Stockholder or such Stockholder's plan of distribution as a result of which the Registration Statement or any prospectus relating to the Registration Shares contains or would contain an untrue statement of a material fact regarding such Stockholder or its intended method of distribution of such Registration Shares or omits to state any material fact regarding such Stockholder or its intended method of distribution of such Registration Shares required to be stated therein or necessary to make the statements therein, not misleading.

          (f) INDEMNIFICATION AND CONTRIBUTION.

              (i) AppNet agrees to indemnify and hold harmless each Stockholder from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which such Stockholder may become subject (under the 1933 Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Registration Statement, any prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement or any such prospectus, or any violation or alleged violation by AppNet of the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), any state law, rule or regulation promulgated thereunder, and AppNet will reimburse such Stockholder for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; PROVIDED, HOWEVER, that the indemnity contained in this Section 5.12(f)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of AppNet (which consent shall not be unreasonably withheld), and that AppNet shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon (A) an untrue statement or alleged untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to AppNet by such Stockholder for use in preparation of the Registration Statement, (B) the failure of such Stockholder to comply with any of the covenants and agreements contained in this Section 5.12, or (C) any untrue statement in any prospectus that is corrected in any subsequent prospectus that was delivered to the Stockholder prior to the pertinent sale or sales by the Stockholder.

              (ii) Each Stockholder, severally and not jointly, agrees to indemnify and hold harmless AppNet from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which AppNet may become subject (under the 1933 Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (A) an untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Registration Statement, any prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement or any such prospectus in reliance upon and in conformity with written information furnished to AppNet by such Stockholder for use in preparation of the Registration Statement, or any violation or alleged violation by Stockholder of the 1933 Act, the 1934 Act, any state law, rule or regulation promulgated thereunder and each Stockholder, severally and not jointly, will reimburse AppNet for any legal and other expenses incurred in investigating, defending or preparing to defend any such action, proceeding or claim; PROVIDED, HOWEVER, the indemnity contained in this
Section 5.12(f)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of

Stockholder (which consent shall not be unreasonably withheld), and FURTHER PROVIDED that no Stockholder shall be liable in any such case (A) for any untrue statement included in any prospectus which statement has been corrected in a writing delivered to AppNet at least four (4) business days before the sale from which such loss arose or (B) the failure of AppNet to comply with any of the covenants and agreements contained in Section 5.12.

              (iii) Promptly after receipt by any indemnified person under subsections (i) or (ii) above of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 5.12(f), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action (provided, however, that no failure to provide such notice shall relieve any indemnifying person of any liability hereunder except to the extent that such indemnifying person is prejudiced thereby) and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and the indemnifying person shall have been notified thereof, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified person. After notice from the indemnifying person to such indemnified person of the indemnifying person's election to assume the defense thereof, the indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; PROVIDED, HOWEVER, that, if the indemnifying person shall propose that the same counsel represent it and the indemnified person, and if counsel for the indemnified person shall reasonably have concluded that there is an actual conflict of interest posed by the representation proposed by the indemnifying person, the indemnified person shall be entitled to retain its own counsel reasonably satisfactory to the indemnifying person at the expense of such indemnifying person; PROVIDED FURTHER, HOWEVER, that if more than one indemnified person makes a claim against an indemnifying person based on substantially similar facts, the indemnifying person shall not be responsible for the fees of more than one counsel for all indemnified persons whose claims are based on substantially similar facts.

              (iv) If the indemnification provided for in this Section 5.12(f) is unavailable to or insufficient to hold harmless an indemnified party under subsection (i) or (ii) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof), in such proportion as is appropriate to reflect the relative fault of each such party, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by AppNet on the one hand or a Stockholder on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. AppNet and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 5.12(f) were determined by any method of allocation which does not take account of the equitable considerations referred to above in this Section 5.12(f)(iv). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, or liabilities (or actions in respect thereof) referred to above in this Section 5.12(f)(iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

              (v) The obligations of AppNet and the Stockholders under this
Section 5.12(f) shall be in addition to any liability which AppNet and the respective Stockholders may otherwise have and shall extend, upon the same terms and conditions, to each director and officer of AppNet or any Stockholder, and to each person, if any, who controls AppNet or any Stockholder within the meaning of the 1933 Act or the 1934 Act.

          (g) RESTRICTIONS ON TRANSFER OF REGISTRATION SHARES. No Stockholder shall, directly or indirectly, offer, sell, contract to sell, pledge, assign or otherwise transfer or dispose of any of the Registration Shares issued to such Stockholder in the Merger except (i) pursuant to the Registration Statement (or another effective registration statement covering the Registration Shares), (ii) pursuant to Rule 145(d) or Rule 144 under the 1933 Act, as applicable, or (iii) pursuant to another exemption from registration under the 1933 Act, the availability of which exemption shall be evidenced by an opinion of counsel, in form and content satisfactory to AppNet, to the effect that an exemption from registration is available. Each certificate representing Registration Shares shall bear substantially the following legend (in addition to any legends required under applicable securities laws):

          THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), APPLIES AND WHICH WAS NOT REGISTERED UNDER THE ACT OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SHARES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AND UNLESS (1) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) IN ACCORDANCE WITH
          (i) RULE 145(d) UNDER THE ACT (IN THE CASE OF SHARES ISSUED TO AN INDIVIDUAL WHO IS NOT AN AFFILIATE OF THE ISSUER) OR (ii) RULE 144 UNDER THE ACT (IN THE CASE OF AN INDIVIDUAL WHO IS AN AFFILIATE OF THE ISSUER) OR (3) IN ACCORDANCE WITH A LEGAL OPINION SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER OR SALE IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

The legend contained in this Section 5.12(g) shall be removed from a certificate representing Registration Shares in connection with any sale in compliance with the terms of this Agreement and pursuant to the Registration Statement (or another registration statement covering the Registration Shares) or pursuant to Rule 145(d) or Rule 144, or another exemption from registration under the 1933 Act, if accompanied by a legal opinion as contemplated by such legend, but shall not be removed in any other circumstance without AppNet's prior written consent (which consent shall not be unreasonably withheld and shall be granted if such legend is no longer appropriate).

          (h) RESTRICTIONS ON TRANSFER OF ONE YEAR SHARES. Subject to Section 5.14, during the period commencing on the Closing Date and ending on date that is three hundred sixty-four (364) days after the Closing Date, no Stockholder shall, directly or indirectly, offer, sell, pledge, assign or otherwise transfer or dispose of any of the One Year Shares issued to such Stockholder in the Merger. After the date that is three hundred sixty-four days (364) after of the Closing Date, any Stockholder may dispose of all or any portion of the One Year Shares issued thereto pursuant to (i) an effective registration statement covering the One Year Shares, (ii) Rule 145(d) or Rule 144 under the 1933 Act, as applicable, or (iii) another exemption from registration under the 1933 Act, the availability of which exemption shall be evidenced by an opinion of counsel, in form and content satisfactory to AppNet, to the effect that an exemption from registration is available.

     Each certificate representing One Year Shares shall bear substantially the legend set out in Section 5.12(g) above and, in addition, shall bear the following legend (in addition to any legends required under applicable securities laws):

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL HOLDING PERIOD AND MAY NOT BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED OR DISPOSED OF DURING THE PERIOD COMMENCING ON THE CLOSING OF THE TRANSACTIONS CONTEMPLATED IN THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF MAY 16, 2000, AMONG THE ISSUER AND THE STOCKHOLDERS OF EDGAR DUNN & COMPANY, A DELAWARE CORPORATION, AND ENDING ON THE DATE THAT IS THREE HUNDRED SIXTY-FOUR (364) DAYS AFTER THE CLOSING OF SUCH TRANSACTION. PRIOR TO THE EXPIRATION OF SUCH THREE HUNDRED SIXTY-FOUR (364) DAY HOLDING PERIOD, THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, PLEDGE, ASSIGNMENT OR OTHER TRANSFER OR DISPOSITION OF ANY OF THE SHARES REPRESENTED HEREBY. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) WHEN THE HOLDING PERIOD HAS EXPIRED.

The legend contained in this Section 5.12(h) shall be removed from a certificate representing One Year Shares in connection with any sale in compliance with the terms of this Agreement and pursuant an effective registration statement covering the One Year Shares, Rule 145(d) or Rule 144, or another exemption from registration under the 1933 Act, if accompanied by a legal opinion as contemplated by the legend set out in Section 5.12(g), and upon the written request of the holder of the certificate upon expiration of the three hundred sixty-four (364) day holding period, but shall not be removed in any other circumstance without AppNet's prior written consent (which consent shall not be unreasonably withheld and shall be granted if such legend is no longer appropriate).

              (i) RESTRICTIONS ON TRANSFER OF TWO YEAR SHARES AND PLEDGED SHARES. Subject to Section 5.14 and except as required pursuant to the Pledge Agreement, during the period commencing on the Closing Date and ending on the date that is seven hundred twenty-nine (729) days after the Closing Date, no Stockholder shall, directly or indirectly, offer, sell, pledge, assign or otherwise transfer or dispose of any of the Two Year Shares or the Pledged Shares issued to such Stockholder in the Merger. After the date which is seven hundred twenty-nine (729) days after the Closing Date, any Stockholder may dispose of all or any portion of the Two Year Shares or the Pledged Shares pursuant to (i) an effective registration statement covering the Two Year Shares or the Pledged Shares, as the case may be, (ii) Rule 145(d) or Rule 144 under the 1933 Act, as applicable, or (iii) another exemption from registration under the 1933 Act, the availability of which exemption shall be evidenced by an opinion of counsel, in form and content satisfactory to AppNet, to the effect that an exemption from registration is available.

     Each certificate representing Two Year Shares or Pledged Shares shall bear substantially the legend set out in Section 5.12(g) above and, in addition, shall bear the following legend (in addition to any legends required under applicable securities laws):

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL HOLDING PERIOD AND MAY NOT BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED OR DISPOSED OF DURING THE PERIOD COMMENCING ON THE CLOSING OF THE TRANSACTIONS CONTEMPLATED IN THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF MAY 16, 2000, AMONG THE ISSUER AND THE STOCKHOLDERS OF EDGAR DUNN & COMPANY, A DELAWARE CORPORATION, AND ENDING ON THE DATE THAT IS SEVEN HUNDRED TWENTY-NINE (729) DAYS AFTER THE CLOSING OF SUCH TRANSACTION. PRIOR TO THE EXPIRATION OF SUCH SEVEN HUNDRED TWENTY-NINE (729) DAY HOLDING PERIOD, THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, PLEDGE, ASSIGNMENT OR OTHER TRANSFER OR DISPOSITION OF ANY OF THE SHARES REPRESENTED HEREBY. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) WHEN THE HOLDING PERIOD HAS EXPIRED.

The legend contained in this Section 5.12(i) shall be removed from a certificate representing Two Year Shares or Pledged Shares in connection with any sale in compliance with the terms of this Agreement and pursuant an effective Registration Statement covering the Two Year Shares or Pledged Shares, as the case may be, Rule 145(d) or Rule 144, or another exemption from registration under the 1933 Act, if accompanied by a legal opinion as contemplated by the legend set out in 5.12(g), and upon the written request of the holder of the certificate upon expiration of the seven hundred twenty-nine day holding period, but shall not be removed in any other circumstance without AppNet's prior written consent (which consent shall not be unreasonably withheld and shall be granted if such legend is no longer appropriate).

     5.13. STOCK OPTIONS. Within thirty (30) days after the Closing Date, AppNet shall issue three hundred seven thousand five hundred (307,500) incentive stock options (the "Options") to EDC's employees and shall work with EDC's Managing Director to determine a mutually agreeable allocation of such Options to such employees in accordance with AppNet's policies, authorized and issued under the terms of AppNet's 1999 Stock Incentive Plan. The Options shall be granted at the Closing Price on the date of grant of such Options. Notwithstanding anything contained in this Section 5.13 to the contrary, to the extent that any of the Options would be allocated to foreign employees of EDC, AppNet may provide such employees with comparable equity or other incentive compensation in lieu of the Options, and, in such event, the total number of Options to be issued pursuant to this Section 5.13 shall be reduced by the amount of Options that would otherwise have been allocated to such foreign employees.

     5.14. CHANGE OF CONTROL. In addition to the rights provided under Sections 5.12(h) and 5.12(i), if there is a Change of Control prior to the date that is seven hundred twenty-nine (729) days after the Closing Date, subject to compliance with applicable federal and state securities laws and the Pledge Agreement, any Stockholder may dispose of his One Year Shares, Two Year Shares and Pledged Shares in such Change of Control on the same terms and conditions as any other holder of AppNet Common Stock, PROVIDED, HOWEVER, that if the Change of Control is structured as (i) an AppNet Merger (as defined below), each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such AppNet Merger and shall vote in favor of such AppNet Merger and shall take all actions necessary to consummate such AppNet Merger, or (ii) a sale of assets, each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such sale of assets and shall vote in favor or such sale and any subsequent liquidation of AppNet or other distribution of the proceeds therefrom. For purposes of this Agreement, a "Change of Control" shall mean: (i) a merger, consolidation or reorganization of AppNet (each of which is referred to as an "AppNet Merger"), whereby the stockholders of record of AppNet, immediately prior to the AppNet Merger, will, immediately after such AppNet Merger, hold, directly or indirectly, less than fifty percent (50%) (calculated in terms of value) of the surviving or acquiring entity; (ii) any other purchase or acquisition of more than fifty percent (50%) of the outstanding shares of the common stock (calculated in terms of value) of AppNet; (iii) a sale or exchange of all, or substantially all, of the assets of AppNet; or (iv) a complete liquidation or dissolution of AppNet.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF APPNET AND NEWCO

     The obligation of AppNet and Newco to effect the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

     6.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by each of the Stockholders shall have been delivered to AppNet.

     6.2. NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging AppNet's proposed acquisition of the Companies, or limiting or restricting AppNet's conduct or operation of the business of the Companies (or their own businesses) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against AppNet, Newco or the Companies, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Companies.

     6.3. NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse changes (or adverse development or threat of which the Companies have received notice) with respect to a prospective material adverse change, event or occurrence) in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company, taken as a whole, since December 31, 1999; and AppNet shall have received a certificate signed by each Stockholder dated the Closing Date to such effect.

     6.4. CONSENTS AND APPROVALS. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Stockholders of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     6.5. OPINION OF COUNSEL. AppNet shall have received an opinion from counsel to the Company and the Stockholders, dated the Closing Date, in a form reasonably satisfactory to AppNet.

     6.6. CHARTER DOCUMENTS. AppNet shall have received (a) a copy of the Certificate of Incorporation (or similar charter documents) of the Companies certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of each of the Companies certified by the Secretary of each Company, and such documents shall be in form and substance reasonably acceptable to AppNet.

     6.7. LENDER APPROVAL. The Merger shall have been approved by AppNet's lenders.

     6.8. DUE DILIGENCE REVIEW. The Company shall have made such deliveries as are called for by this Agreement. AppNet shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company.

     6.9. DELIVERY OF CLOSING FINANCIAL CERTIFICATE. AppNet shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Company and by each of the Stockholders, setting forth:

          (a) the net worth of the Company as of the last day of its most recent fiscal year (the "Certified Year-End Net Worth");

          (b) the net worth of the Company as of the Closing Date (the "Certified Closing Net Worth");

          (c) the sales of the Company for the most recent fiscal year preceding the Closing Date (the "Certified Year-End Sales");

          (d) the earnings of the Company before interest and taxes for the most recent fiscal year preceding the Closing Date and as a percent of sales (the "Certified Year-End Profits");

          (e) a statement that the Company's total outstanding long-term and short-term indebtedness to banks, the Stockholders, and other financial institutions and creditors (in each case including the current portions of such indebtedness, but excluding trade payables and other ordinary course accounts payable) as of the Closing Date is zero (the "Certified Closing Debt"); PROVIDED, HOWEVER, that if the Certified Closing Net Worth exceeds One Million Dollars ($1,000,000), the Company may have outstanding debt of like amount without any reduction to the Merger Consideration; and

          (f) a statement that all of the Company financial conditions set forth in Section 3.9 of the Agreement are satisfied as of the Closing Date.

The parties acknowledge and agree that for purposes of determining the Certified Closing Net Worth and the Certified Year-End Profits, the Company shall not take account of any increase in intangible assets (including, without limitation, goodwill, franchises and intellectual property) accounted for after December 31, 1999, unless AppNet and the Company otherwise mutually agree.

     6.10. FIRPTA COMPLIANCE. Each of the Stockholders shall have delivered to AppNet a properly executed statement in a form reasonably acceptable to AppNet for purposes of satisfying AppNet's obligations under Treas. Reg. Section 1.1445-2(b).

     6.11. LOCK-UP AGREEMENT. Each Stockholder shall have entered into a Lock-Up Agreement in substantially the form attached hereto as Exhibit D (the "Lock-Up Agreement).

     6.12. NO DISSENTING SHARES. There shall be no holders of shares of the Company who exercise appraisal rights under the DGCL with respect to such shares (the "Dissenting Shares").

     6.13. UNANIMOUS APPROVAL AND EXECUTION BY STOCKHOLDERS. Each Stockholder shall have executed this Agreement and thus agreed to be bound by all of its terms, including, but not limited to, all representations, warranties, indemnification obligations, covenants and all conditions relating to employment, confidentiality, noncompetition and nonsolicitation set forth herein.

     6.14. PLEDGE AGREEMENT. Each Stockholder and the Stockholders' Representative shall have executed and delivered to AppNet a Pledge Agreement.

     6.15. PURCHASER REPRESENTATIVE. If requested by AppNet, the Company shall provide a Purchaser Representative, reasonably satisfactory to AppNet, to represent the Unaccredited Investors and the Company and the Unaccredited Investors shall have executed such documents and/or certificates reasonably satisfactory to AppNet to reflect the appointment of such Purchaser Representative.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND THE COMPANY

     The obligation of the Stockholders and the Company to effect the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

     7.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of AppNet and Newco contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by AppNet and Newco on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of AppNet shall have been delivered to the Company and the Stockholders.

     7.2. NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging AppNet's proposed acquisition of the Company, or limiting or restricting AppNet's conduct or operation of the business of the Companies (or their own businesses) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against AppNet, Newco or the

Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the AppNet and its subsidiaries taken as a whole.

     7.3. CONSENTS AND APPROVALS. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by AppNet and Newco of the transactions contemplated herein, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     7.4. PLEDGE AGREEMENT. AppNet shall have executed and delivered the Pledge Agreement.

     7.5. OPINION OF COUNSEL. EDC shall have received an opinion from counsel to the AppNet, dated the Closing Date, in a form reasonably satisfactory to EDC.

     7.6. AUTHORIZATION OF ISSUANCE OF OPTIONS. AppNet shall have delivered to EDC reasonable evidence of authorization by AppNet of the Options to be issued to EDC's employees under Section 5.13 hereof.

8.   INDEMNIFICATION

     8.1. GENERAL INDEMNIFICATION.

          (a) Each Stockholder, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless AppNet, Newco and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually an "AppNet Indemnified Party" and collectively, "AppNet Indemnified Parties") from, against and in respect of:

              (i) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the AppNet Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                  (1) any breach of any representation or warranty of the Stockholders or the Company set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of any Stockholder or the Company in connection herewith (PROVIDED, HOWEVER, that notwithstanding any language to the contrary, the liability of the Stockholders with regard to Section 3.4, the Accredited Investors with regard to Section 3.30 and the Unaccredited Investors with regard to Section 3.31 shall be several and as to their own representations); or

                  (2) any nonfulfillment of any covenant or agreement by the Stockholders or, prior to the Effective Time, the Company, under this Agreement; or

                  (3) the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of the Company's directors, officers, shareholders, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Company Financial Statements, this Agreement or, subject to Section 8.1(a)(i)(4), the Schedules to this Agreement; or

                  (4) all matters disclosed on Schedules 3.21 (Environmental and Safety Matters), 3.23 (Taxes), 3.24 (Litigation), 3.25 (Compliance with Laws) and any outstanding liabilities or obligations of the Companies as of the Closing Date under EDC's tax equalization policy whether or not disclosed on
Schedule 3.11(a)(iv) (Liabilities and Obligations, etc.) or Schedule 3.23; or

                  (5) any loss of tax-free reorganization status for the transactions contemplated by this Agreement caused by, directly or indirectly, the actions or omissions of the Stockholders; or

                  (6) any information or representation regarding the Companies provided in the Private Placement Materials; and

             (ii) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1(a).

          (b) AppNet covenants and agrees to indemnify, defend, protect and hold harmless the Stockholders and their assigns (individually, an "EDC Indemnified Party" and collectively, "EDC Indemnified Parties") from, against and in respect of all Damages suffered, sustained, incurred or paid by an EDC Indemnified Party, in any action or proceeding between the EDC Indemnified Party and AppNet, or the EDC Indemnified Party and a third party, in connection with, resulting from or arising out of, directly or indirectly:

              (i) any breach of any representation or warranty of AppNet set forth in this Agreement or any certificate delivered by AppNet in connection herewith;

              (ii) any nonfulfillment of any covenant or agreement by AppNet under this Agreement; and

              (iii) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1(b).

     8.2. LIMITATION AND EXPIRATION. Notwithstanding the above:

          (a) there shall be no liability for indemnification under Section 8.1 unless the aggregate amount of Damages exceeds Twenty-Five Thousand Dollars ($25,000) (the "Indemnification Threshold") (at which point the Stockholders or AppNet, as the case may be, shall become liable for the aggregate Damages, not just amounts in excess of Twenty-Five Thousand Dollars ($25,000); PROVIDED, HOWEVER, that the Indemnification Threshold shall not apply to:

              (i) adjustments to the Merger Consideration as set forth in Sections 1.3 and 1.4, or

              (ii) EDC's tax equalization policy disclosed on Schedule 3.11(a)(iv)(Liabilities and Obligations, etc.) and the matters disclosed in
Schedule 3.23 (Taxes);

          (b) the aggregate amount of the Stockholders' or AppNet's liability under this Section 8 shall not exceed the Merger Consideration;

          (c) without limiting the generality of the foregoing, there shall be no claim for indemnity in respect of Damages to the extent amounts have been collected under any applicable policy or policies of insurance (the Indemnified Party (as defined in Section 8.3(a)) agreeing to take reasonable steps, at the request and the expense of the Indemnifying Party, to assert any covered claims against the insurer, but the Indemnified Party's right to indemnification not being limited during the pendency of any such claim);

          (d) the indemnification obligations under this Section 8, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 8.2(d):

              (i) (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 8.2(d), the second anniversary of the Closing Date, or

                  (2) with respect to representations and warranties contained in Sections 3.21 (Environmental Matters) 3.22 (Employment Matters), 3.23 (Taxes) and the indemnification set forth in Section 8.1(a)(i)(2), (4) or (5), the later of (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) five (5) years after the Closing Date; or

              (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 8.2(d) (such claims referred to as "Pending Claims").

     8.3. INDEMNIFICATION PROCEDURES. All claims or demands for indemnification under this Section 8 ("Claims" and individually, a "Claim") shall be asserted and resolved as follows:

          (a) In the event that any AppNet Indemnified Party or EDC Indemnified Party (each, an "Indemnified Party") has a Claim against any party obligated to provide indemnification pursuant to Section 8.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified

Party shall with reasonable promptness notify (i) the Stockholders' Representative, if the Indemnified Party is an AppNet Indemnified Party, or (ii) AppNet if the Indemnified Party is an EDC Indemnified Party (the Stockholders' Representative and AppNet are each hereafter referred to as the "Indemnification Representative" for the purposes of this Section 8.3) of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Indemnification Representative does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this
Section 8.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty (30) days and, for sixty (60) days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

          (b) (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnification Representative. The Indemnification Representative shall have thirty (30) days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and
(B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

              (ii) In the event that the Indemnification Representative timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, PROVIDED that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

              (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnification Representative, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

          (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

          (d) Subject to the provisions of Section 8.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 8.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

     8.4. SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS. All representations, warranties and covenants made by the Company, the Stockholders, AppNet and Newco in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Stockholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.2. The representations of AppNet and Newco will survive the Closing and will remain in effect until, and will expire upon, the third anniversary of the Closing Date.

     8.5. REMEDIES CUMULATIVE. The remedies set forth in this Section 8 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

     8.6. RIGHT TO SET OFF. Subject to the limitations set forth in Section 8.2, AppNet shall have the right, but not the obligation, to set off, in whole or in part, any claim it has pursuant to this Section 8 against the Pledged Shares (as more fully set forth in the Pledge Agreement).

9.   EMPLOYMENT, CONFIDENTIALITY, NON-COMPETITION AND NONSOLICITATION

     9.1. EMPLOYMENT.

          (a) In the event that any Stockholder terminates his employment with the Surviving Corporation voluntarily or his employment with the Surviving Corporation is terminated for Cause (as defined below) prior to the date which is five hundred and forty (540) days after the Closing Date, such Stockholder shall forfeit a PRO RATA portion of the Pledged Shares due such Stockholder based on the amount of time remaining between the date of the termination of employment of such Stockholder and the date which is five hundred and forty
(540) days after the Closing Date (as more fully set forth in the Pledge Agreement). For purposes of this Agreement, "Cause" means (a) the conviction of a Stockholder by a court of competent jurisdiction for fraud, theft, embezzlement or a crime of moral turpitude; or (b) any material breach of the confidentiality provision of Section 9.2 or the noncompetition and nonsolicitation provisions of Section 9.3 of this Agreement by a Stockholder.

          (b) If at any time prior to the date which is five hundred and forty
(540) days after the Closing Date, in the event that any Stockholder takes a "leave of absence" or any other extended leave outside of any vacation, sick or personal leave entitled such Stockholder under the normal vacation, sick or personal time policies of the Company without the prior written consent of AppNet, such Stockholder shall forfeit a PRO RATA portion of the Pledged Shares due such Stockholder based on the total duration of such leave by the Stockholder.

          (c) Notwithstanding the terms of Section 9.1(a) or (b) to the contrary, James M. Edgar ("Edgar") and Carol Kay Lynn shall not forfeit any Pledged Shares under Sections 9.1(a) or (b) should either such person not remain employed by the Surviving Corporation for the duration of the five hundred forty
(540) day period after the Closing Date.

     9.2. CONFIDENTIALITY.

          (a) Each Stockholder acknowledges that the continued success of the business of AppNet depends upon the use and protection of a large body of confidential and proprietary information, and that, as a consequence of his signing this Agreement and/or his employment with AppNet, he will possess and have access to, highly valuable, confidential and proprietary information of AppNet that may not be known to the public in general, and that it would be improper for him to make use of this information for the benefit of himself and persons other than AppNet. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as "Confidential Information." This includes, without limitation, information not previously disclosed to the public or to the trade by AppNet's management with respect to AppNet's products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of AppNet's products), business plans, prospects, or opportunities; PROVIDED HOWEVER, that "Confidential Information" shall not include such information (i) as becomes known to the public generally through no fault of any Stockholder,
(ii) of which
disclosure is required by law or the order of any governmental authority under color of law, or (iii) which the Stockholder reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, PROVIDED, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Stockholder threatening to disclose any information shall give prior written notice thereof to AppNet and provide AppNet with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. For purposes of this Section 9, the term "AppNet" includes all subsidiaries of AppNet (including, without limitation, the Companies and any companies AppNet has resolved to acquire).

          (b) Disclosure of any Confidential Information shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that (i) the Stockholder shall first have given prompt notice to AppNet of any such possible or prospective disclosure (or proceeding pursuant to which any such disclosure may result) and (ii) Stockholder shall afford AppNet a reasonable opportunity to prevent or limit any such disclosure.

          (c) Each Stockholder will preserve and protect as confidential all of the Confidential Information known to Stockholder or at any time in Stockholder's possession. In addition, during such time as such Stockholder is employed by Surviving Corporation and at all times thereafter, such Stockholder will not disclose to any unauthorized person or use for his own account any of such Confidential Information without the written consent of AppNet. Each Stockholder agrees to deliver to Surviving Corporation (or at AppNet's request, to AppNet) upon the termination of such Stockholder's employment with Surviving Corporation, or at any other time as AppNet may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) containing or otherwise relating to any of the Confidential Information (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control. Each Stockholder acknowledges that all such memoranda, notes, plans, records, reports and other documents are and at all times will be and remain the property of the Surviving Corporation and/or AppNet.

          (d) Each Stockholder will fully comply with any agreement reasonably required by any of AppNet business partners, suppliers or contractors with respect to the protection of the confidential and proprietary information of such entities.

          (e) This Section 9.2 shall not apply to any information independently discovered or invented by any Stockholder after such Stockholder's employment with the Surviving Corporation, AppNet and its subsidiaries has been terminated.

     9.3. NONCOMPETITION AND NONSOLICITATION. No Stockholder will, for a period of four (4) years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any Person (as defined below):

          (a) Own, manage, control, participate in, consult with, render services for, or in any manner engage in any business selling products or services in direct competition with any business conducted by AppNet or the Surviving Corporation that the Stockholder actively assisted or was involved with during his employment with the Surviving Corporation or AppNet at any location in the Territory (as defined below);

          (b) Own, manage, control, participate in, consult with, render services for, or in any manner engage, in any business selling products or services in direct competition with AppNet or the Surviving Corporation within the field of internet strategy consulting at any location in the Territory;

          (c) Induce or attempt to induce any employee of AppNet or the Surviving Corporation to leave the employ of AppNet or the Surviving Corporation, or in any way interfere with the relationship between AppNet or the Surviving Corporation and any employee thereof;

          (d) Hire any person who was an employee of AppNet or the Surviving Corporation within one year prior to the time of such hiring;

          (e) Service, solicit or accept any business from any customer or licensee of AppNet or the Surviving Corporation for the purpose of competing with AppNet or the Surviving Corporation;

          (f) Induce or attempt to induce any owner of a site location, customer, supplier, licensee or other business relation of AppNet or the Surviving Corporation to cease doing business with AppNet or the Surviving Corporation or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and AppNet or the Surviving Corporation;

          (g) Directly or indirectly disclose to any other person the name or address of any customer of AppNet or the Surviving Corporation for the purpose of competing with AppNet or the Surviving Corporation; or

          (h) Directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of AppNet or the Surviving Corporation and with which, to such Stockholder's knowledge, AppNet or the Surviving Corporation has entertained discussions or has requested and received information relating to the acquisition of such business by AppNet or the Surviving Corporation in the one-year period immediately preceding the termination of employment of the Stockholder with the Surviving Corporation or AppNet.

     For purposes of this Section 9.3, (i) the term "Territory" as applicable to a given Stockholder shall mean: (A) all of the counties in the State of California listed in SCHEDULE 9.3 or in any other state in the United States, if such Stockholder has been primarily employed by the Companies in the United States, (B) Australia, if such Stockholder has been primarily employed by the Companies in Australia, and (C) the European Union, if such Stockholder has been primarily employed by the Companies in the United Kingdom; PROVIDED HOWEVER, that notwithstanding the foregoing, as to Robert M. White, the term "Territory" shall mean both, the United States AND Australia; (ii) the term "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof. Notwithstanding any language in this Section 9.3 to the contrary, (i) this Section 9.3 shall not be deemed to prohibit any Stockholder from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange and (ii) Edgar shall be relieved from the restrictions of Section 9.3(a) or (b) hereof in providing consulting services, from and after December 31, 2000, to companies other than AppNet or the Surviving Corporation, subject to the prior written consent of AppNet (which consent shall not be unreasonably withheld or delayed) with respect to each consulting engagement which would otherwise violate the provisions of Section 9.3(a) or (b). In seeking AppNet's consent for any specific proposed consulting engagement, Edgar shall provide AppNet with a written description of the proposed engagement, and the consent if any thereafter granted by AppNet shall be limited to the scope of the engagement so disclosed by Edgar. Notwithstanding any such consent by AppNet, (i) Edgar shall continue to be bound by subparagraphs (c) through (h) of this Section 9.3 (and all other Sections of this Agreement) and (ii) each Stockholder acknowledges and agrees that no such consent or any subsequent course of conduct by or arrangement between AppNet, the Surviving Corporation and Edgar pursuant to this Section 9.3 shall be construed to limit the enforceability of this
Section 9 against all other Stockholders, and this Section 9 shall remain in full force and effect with regard to all other Stockholders in accordance with its terms.

     9.4. SEVERABILITY; REFORMATION.The covenants in Sections 9.2 and 9.3 are severable and separate, and the unenforceability of any specific covenant in such sections shall not effect the provisions of any other covenant. If, at the time of enforcement of Sections 9.2 and 9.3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

     9.5. ADDITIONAL ACKNOWLEDGEMENTS. Each Stockholder acknowledges that the provisions of this Section 9 are in consideration of good and valuable consideration as set forth in this Agreement. Each Stockholder expressly agrees and acknowledges that the restrictions contained in Section 9 do not preclude such Stockholder from earning a livelihood, nor do they unreasonably impose limitations on such Stockholder's ability to earn a living. In addition, each Stockholder agrees and acknowledges that the potential harm to AppNet of its non-enforcement outweighs any harm to such Stockholder of its enforcement by injunction or otherwise. Each Stockholder acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon such Stockholder by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information. Each Stockholder expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

     9.6. INDEPENDENT COVENANTS. All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against AppNet, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by AppNet of


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

such covenants. It is understood by the parties hereto that the covenants contained in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Stockholders to comply with such covenants, AppNet would not have agreed to enter into this Agreement. The Stockholders and AppNet have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by AppNet and the Company. The Stockholders hereby agree that all covenants contained in this Section 9 are reasonable and valid and waive all defenses to the strict enforcement hereof by AppNet or the Company. The covenants contained in this Section 9 hereof shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if this Agreement is terminated pursuant to its terms.

     9.7. MATERIALITY. The Company and each Stockholder hereby agree that the covenants set forth in this Section 9 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

10.  STOCKHOLDER APPROVAL

     10.1. The Companies will cooperate and use their best efforts to distribute the Private Placement Materials to each of its Accredited Investors and Unaccredited Investors promptly after the Companies' receipt of the Private Placement Materials from AppNet. Within five (5) days of the delivery by AppNet of the Private Placement Materials to the Accredited Investors and the Unaccredited Investors, the Company will hold a meeting of its Stockholders for the purpose of obtaining the approval of the Stockholders to the transactions contemplated by this Agreement (the "Shareholder Meeting").

         10.2. Notwithstanding any language to the contrary in this Agreement, the Stockholders shall not execute or be bound by the terms and conditions applicable to the Stockholders under this Agreement until after they have received and reviewed the Private Placement Materials and after the Shareholder Meeting, PROVIDED, HOWEVER, that the Companies, Newco and AppNet shall be bound by all of the terms and conditions of this Agreement as of the date of their execution of this Agreement notwithstanding the fact that the Stockholders have not yet signed the Agreement.

11.  GENERAL

     11.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

           (a) by mutual consent of the boards of directors of AppNet and the Company; or

           (b) by the Stockholders and the Company as a group, on the one hand, or by AppNet, on the other hand, if the Closing shall not have occurred on or before May 31, 2000, provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to either party (with the Stockholders and the Company deemed to be a single party for


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

this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

           (c) by the Stockholders and the Company as a group, on the one hand, or by AppNet, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

           (d) by the Stockholders and the Company as a group, on the one hand, or by AppNet, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would make the consummation of the Merger illegal.

     11.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of Sections 11 and 8, and Sections 5.6(b) and 9.2, shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 11.1(c) above, then notwithstanding the provisions of Section 11.7, the breaching party (with the Stockholders and the Company deemed to be a single party for purposes of this Section 11), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

     11.3. SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of AppNet, and the heirs and legal representatives of the Stockholders.

     11.4. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement, including each of the Exhibits and Schedules, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with
Section 9.4. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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

     11.5. COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

     11.6. BROKERS AND AGENTS. Except as set forth in the next succeeding sentence, AppNet and Newco (as a group) and the Company and each Stockholder (as a group) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party. The Stockholders have engaged the services of Vrolyk & Company in connection with the transactions contemplated by this Agreement. The Stockholders hereby acknowledge and agree that any fees and expenses of Vrolyk & Company are the obligations of Stockholders only and that AppNet is not liable for any such fees and expenses, provided that any such fees and expenses remaining unpaid at the Closing shall be paid pursuant to the provisions of Section 1.3(d).

     11.7. EXPENSES. AppNet has and will pay the fees, expenses and disbursements of AppNet and Newco and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders (and not the Company) have and will pay the fees, expenses and disbursements of the Stockholders, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement, provided that any such fees, expenses and disbursements remaining unpaid at the Closing shall be paid pursuant to the provisions of Section 1.3(d).

     11.8. SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 5.6(b) and the noncompetition and other provisions set forth in Section 9. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

     11.9. NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:



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

          If to AppNet, Newco or the Surviving Corporation to:

                  AppNet, Inc.
                  6707 Democracy Boulevard
                  Suite 1000
                  Bethesda, Maryland  20817
                  Attn: Ken S. Bajaj, President
                  (Telefax: (301) 581-2478)
                  with a required copy to:

                  Venable, Baetjer and Howard & Civiletti, LLP
                  1615 L Street, N.W., Suite 400
                  Washington, D.C. 20036
                  Attn: Arthur E. Cirulnick, Esquire
                  (Telefax: (202) 429-3231)

          If to any Stockholder to:

                  Edgar, Dunn & Company
                  847 Sansome Street, 4th Floor
                  San Francisco, California 94111
                  Attn: David A. Poe
                  (Telefax: (415) 394-7629)

                  with a required copy to:

                  Paul, Hastings, Janofsky & Walker LLP
                  555 South Flower Street, Suite 2300
                  Los Angeles, California 90071
                  Attn: Michael K. Lindsey, Esquire
                  (Telefax: (213) 627-0705)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

     11.10. GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of Delaware (without regard to its laws relating to choice-of-law or conflicts-of-law). Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in the County of Montgomery, Maryland and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection



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

with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, "Suit"). Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper.

     11.11. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.4.

     11.12. ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

     11.13. MUTUAL DRAFTING; CONSTRUCTION. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulation promulgated thereunder, unless the context requires otherwise. The use of the word "including" in this Agreement means "including without limitation." The use of any gender in this Agreement shall be deemed to be or include the other gender, and the use of the singular in this Agreement shall be deemed to be or include the plural, and VICE VERSA, wherever appropriate

     11.14. FURTHER REPRESENTATIONS. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.



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


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

APPNET, INC.                                  APPNET/EDC, INC.


By:  /s/ Ken S. Bajaj                         By:  /s/ Ken S. Bajaj
   ---------------------------                   ---------------------------
   Ken S. Bajaj                                  Ken S. Bajaj
   President                                     President


EDGAR, DUNN & COMPANY


By:  /s/ David A. Poe
   ---------------------------


STOCKHOLDERS                                  STOCKHOLDERS

POE REVOCABLE TRUST DATED                     GEOFFREY D. GRIFFIN
NOVEMBER 27, 1991

/s/ David A. Poe                              /s/ Geoffrey D. Griffin
-------------------------------               ------------------------------
By: David A. Poe, Trustee


PETER T. DUNN                                 JAMES M. EDGAR

/s/ Peter T. Dunn                             /s/ James M. Edgar
-------------------------------               ------------------------------


ROBERT M. WHITE                               CLIFTON W. LEWIS

/s/ Robert M. White                           /s/ Clifton W. Lewis
-------------------------------               ------------------------------


CAROLE KAY LYNN                               JONATHAN H. PARKER

/s/ Carole Kay Lynn                           /s/ Jonathan H. Parker
-------------------------------               ------------------------------


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


JANE E. CLONINGER                             JOHN BRESNAHAN

/s/ Jane E. Cloninger                         /s/ John Bresnahan
-------------------------------               ------------------------------


THAD PETERSON                                 ANGELITA VERDUN

/s/ Thad Peterson                             /s/ Angelita Verdun
-------------------------------               ------------------------------


MARGARET BROWN                                WESTON COOK

/s/ Margaret Brown                            /s/ Weston Cook
-------------------------------               ------------------------------


MIA E. E. NAM                                 BRIAN STIFEL

/s/ Mia E. E. Nam                             /s/ Brian Stifel
-------------------------------               ------------------------------


LINDA PHILLIPPE                               KENNETH HOWES

/s/ Linda Phillippe                           /s/ Kenneth Howes
-------------------------------               ------------------------------


PETER SIDENIUS                                ROGER ALEXANDER

/s/ Peter Sidenius                            /s/ Roger Alexander
-------------------------------               ------------------------------


PASCAL BURG                                   DAVID KEVIN JENKINS

/s/ Pascal Burg                               /s/ David Kevin Jenkins
-------------------------------               ------------------------------


ERIC SCHNEIDER

/s/ Eric Schneider
-------------------------------




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